UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

First Commerce Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FIRST COMMERCE BANCORP, INC.
500 North Ellington Parkway
Lewisburg, Tennessee 37091
A LETTER TO OUR SHAREHOLDERS
June ___, 2007
     Dear Shareholder:
          You are cordially invited to attend the special meeting of shareholders of First Commerce Bancorp, Inc. to be held at [___] a.m. Central Daylight Time, on July ___, 2007, at the Main Office of First Commerce Bank, 500 North Ellington Parkway, Lewisburg, Tennessee 37091.
          At this important meeting, you will be asked to vote on the following matters:
1.	Amendment to our Charter and Reclassification of Common Stock. To amend our charter to provide for the authorization of two new classes of capital stock, Class A stock and Class B stock, and to reclassify certain of our shares of existing common stock into the Class A stock and Class B stock for the purpose of discontinuing the registration of our common stock under the Securities Exchange Act of 1934, as amended.

2.	Other Business. To transact such other business as may properly come before the special meeting or any adjournment of the special meeting.
          In connection with the proposed charter amendment to authorize two new classes of capital stock and to reclassify our common stock, shares of our existing common stock held by shareholders who own between 204 and 1,020 shares will be reclassified into shares of Class A stock. Shares of our existing common stock held by shareholders who own less than 204 shares will be reclassified into shares of Class B stock. Shares of our common stock held by shareholders who own 1,021 shares or more will not be impacted by this proposal. The reclassification will be made on the basis of one share of Class A or Class B stock for each share of common stock held on the date of the reclassification. The purpose of amending our charter and reclassifying our common stock is to discontinue the registration of our common stock under the Securities Exchange Act of 1934, as amended, and to no longer be a “public” company.
          If approved at the special meeting, the transaction will affect you as follows:

If, on the date of the reclassification, you
are a shareholder with:	Effect:
1,021 or more shares of common stock:	You will continue to hold the same number of shares of common stock.

between 204 and 1,020 shares of common stock:	You will no longer hold shares of common stock, but, rather, will hold a number of shares of Class A stock equal to the same number of shares of common stock that you held before the reclassification transaction.

less than 204 shares of common stock	You will no longer hold shares of our common stock but, rather, will hold a number of shares of Class B stock equal to the same number of shares of common stock that you held before the reclassification transaction.

          The primary effect of this transaction will be to reduce our total number of record holders of common stock to below 300. As a result, we will terminate the registration of our common stock under federal securities laws and will no longer be considered a “public” company. This transaction is known as a Rule 13e-3 “going private” transaction under the Securities Exchange Act of 1934, as amended.
          We are proposing the amendment to our charter because our board of directors has concluded, after careful consideration, that the costs and other disadvantages associated with being a reporting company with the Securities and Exchange Commission, or SEC, outweigh any of the advantages. Our reasons for reaching this conclusion are based on:
•	the ongoing administrative burden and expense of making our periodic filings with the SEC;

•	the fact that operating as a non-SEC reporting company will reduce the burden on our management and employees which arises from monitoring and complying with increasingly complex SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the community in which we operate;

•	the very limited trading volume of our common stock and the resulting lack of an active market for our shareholders;

•	the fact that a “going private” transaction could be structured in a manner that all shareholders would still retain an equity interest in the Company, and would not be forced out by means of a cash reverse stock split or other transaction;

•	the estimated expense of a “going private” transaction; and

•	the fact that the reclassification transaction allows us to discontinue our reporting obligations with the SEC, while still allowing those shareholders receiving shares of Class A or Class B stock to retain an equity interest in First Commerce with what the board believes is approximately the same value per share as holders of common stock.
          Except for the effects described in the accompanying proxy statement, we do not expect the reclassification transaction to adversely affect our operations.
          In the event the proposal to amend our charter and to reclassify our common stock is adopted and your shares are exchanged for Class A or Class B stock:
•	you will receive no additional consideration for your shares of common stock when they are reclassified into shares of Class A stock or Class B stock;

•	you will hold shares even less liquid than the shares you currently hold since there is no existing market for the Class A stock and Class B stock, and both classes will have fewer record holders than currently hold common stock;

•	you will receive a security with limited (in the case of Class A stock) or no voting rights (in the case of Class B stock); and

•	all of our shareholders will lose the benefits of holding securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, including the ongoing shareholder disclosures required thereby.
          Dissenters’ rights are available to you under Tennessee law if you will be receiving shares of Class A stock or Class B stock in the reclassification transaction. In order to exercise your dissenter’s rights (and receive the fair value of your shares of common stock in cash):
•	You must not vote in favor of the proposal to amend our charter and to reclassify our common stock;

•	Before the vote is taken, you must deliver a written notice to us of your intent to demand payment for your shares if the proposal to amend our charter and to reclassify our common stock is approved; your written notice must be delivered either in person or by mail (certified mail, return receipt requested, is the recommended form of transmittal) to D. Glenn Hardison, our Secretary/CFO, at 500 North Ellington Parkway, Lewisburg, Tennessee 37091;

•	If you satisfy the requirements listed above, within ten (10) days after the approval by our shareholders of the charter amendment and the reclassification transaction, we will send you a dissenters’ notice, which will include directions about where to send a payment demand, where and when the certificates for your shares must be deposited, and will include a form for demanding payment; the dissenter’s notice we send to you will also set a date by which we must receive your payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date we deliver the dissenter’s notice to you;

•	You must execute and return the payment demand form to us, and deposit your share certificates in accordance with the terms of the dissenter’s notice before the date specified in the dissenters’ notice;

•	As soon as the charter amendment and reclassification transaction are effectuated, or upon receipt of your payment demand, whichever is later, we will pay you, if you have complied with the above requirements, the amount we estimate to be the fair value of your shares, plus accrued interest;

•	You may notify us in writing of your own estimate of the fair value of your shares and amount of interest due and either (1) demand payment of your estimate (less any payment previously made by us) or (2) reject our offer under Section 48-23-208 of the Tennessee Business Corporation Act, which we refer to as the TBCA, and demand payment of the fair value of your shares and interest due, so long as the following conditions are met: (i) you believe that the amount we paid or offered is less than the fair value of your shares or that the interest due is incorrectly calculated; (ii) we fail to make payment for the shares within two (2) months after the date set for demanding payment; or (iii) we, having failed to effectuate the charter amendment and reclassification transaction, do not return the deposited share certificates within two (2) months after the date set for demanding payment. In order to demand payment, you must notify us of your demand in writing within one (1) month after we made or offered payment for your shares;

•	If you make a demand for payment which remains unsettled, we will commence a proceeding within two (2) months after receiving such payment demand and petition a court of competent jurisdiction to determine the fair value of your shares and accrued interest. If we do not commence the proceeding within the two-month period, we must pay you the amount you demanded. We will make all dissenters whose demands remain unsettled parties to the proceeding as in an action against their shares. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by us.
          You must strictly comply with the above requirements in order to exercise your dissenters’ rights. Please read “— Dissenters’ Rights” beginning on page 37 of the proxy statement that accompanies this letter in its entirety for complete disclosure on your dissenters’ rights. We have not yet determined the amount of cash we will offer our shareholders who exercise their dissenters’ rights. We plan to determine “fair value” by using the average of two values, one using a multiple of earnings and one using a book value. We may also take into consideration the last known trade price for our common stock. Our board may also choose to rely on independent third parties to determine the “fair value” of our shares.
          Our board of directors believes the terms of the reclassification transaction are fair and are in the best interest of our shareholders, and unanimously recommends that you vote “FOR” the proposal to amend our charter and reclassify our common stock. We encourage you to read carefully the proxy statement and attached appendices.
          Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy.
          On behalf of our board of directors, I would like to express our appreciation for your continued interest in the affairs of First Commerce.

Sincerely,

First Commerce Bancorp, Inc.

W. B. Marsh, Chairman/President/CEO
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the amendment to our charter and the reclassification transaction, passed upon the merits or fairness of the amendments to our charter and the reclassification transaction or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
          This proxy statement is dated June ___, 2007, and is first being mailed to shareholders on or about June ___, 2007.

FIRST COMMERCE BANCORP, INC.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
          Notice is hereby given that a Special Meeting of Shareholders of First Commerce Bancorp, Inc. will be held at [___] a.m. Central Daylight Time, on July ___, 2007, at the Main Office of First Commerce Bank, 500 North Ellington Parkway, Lewisburg, Tennessee 37091, for the following purposes:
1.	Amendment to our Charter and Reclassification of Common Stock. To amend our charter to provide for the authorization of two new classes of capital stock, Class A stock and Class B stock, and to reclassify certain of our shares of existing common stock into Class A stock and Class B stock for the purpose of discontinuing the registration of our common stock under the Securities Exchange Act of 1934, as amended.

2.	Other Business. To transact such other business as may properly come before the special meeting or any adjournment of the special meeting.
          Shareholders of record at the close of business on June ___, 2007 are entitled to notice of and to vote at the Special Meeting of Shareholders and any adjournment or postponement of the Special Meeting of Shareholders. We will not use discretionary authority granted by proxies voting against matter #1 to adjourn the meeting in order to solicit additional votes and only those proxies (i) voting in favor of matter #1, (ii) abstaining from the vote or (iii) which are unmarked will be voted for adjournment or postponement.
          Dissenters’ rights are available to you under Tennessee law if you will be receiving shares of Class A or Class B stock in the reclassification transaction. Please see the section entitled “- Dissenters’ Rights” beginning on page 37 of the accompanying proxy statement for a discussion of the availability of dissenters’ rights and the procedures required to be followed to assert dissenters’ rights in connection with the reclassification.

By Order of the Board of Directors

D. Glenn Hardison, Secretary
Lewisburg, Tennessee
June ___, 2007
YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY SHEET TODAY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF IT IS MAILED IN THE UNITED STATES OF AMERICA.

FIRST COMMERCE BANCORP, INC.
SPECIAL MEETING OF SHAREHOLDERS

i

APPENDIX A — ARTICLES OF AMENDMENT TO THE CHARTER OF FIRST COMMERCE BANCORP, INC.
APPENDIX B — TENNESSEE DISSENTERS’ RIGHTS STATUTES

ii

PROXY STATEMENT
INFORMATION ABOUT THE SPECIAL MEETING AND VOTING
PROXY STATEMENT
FOR SPECIAL MEETING OF SHAREHOLDERS
          Your vote is very important. For this reason, the board of directors is requesting that if you are not able to attend the special meeting of shareholders, you allow your common stock to be represented at the meeting by the proxies named in the enclosed proxy card. This proxy statement and the form of proxy was first mailed to all of our shareholders on or about June ___, 2007.
          First Commerce Bancorp, Inc., or First Commerce, is a bank holding company for First Commerce Bank headquartered in Lewisburg, Tennessee. We have tried to make this proxy statement simple and easy to understand. The Securities and Exchange Commission, or SEC, encourages companies to use “plain English” and we will always try to communicate with you clearly and effectively. We will refer to First Commerce throughout as “we,” “us,” the “Company” or “First Commerce” and we will refer to First Commerce Bank as the “Bank,” our “bank subsidiary” or “First Commerce Bank.”
QUESTIONS AND ANSWERS ABOUT AND SUMMARY TERMS OF THE RECLASSIFICATION TRANSACTION

Q:	What is the proposed reclassification transaction?

A:	We are proposing that our shareholders approve an amendment to our charter in the form of Appendix A attached hereto which provides for the creation of Class A and Class B stock, and the reclassification of shares of common stock held by holders of between 204 and 1,020 shares of common stock into shares of Class A stock and holders of less than 204 shares of common stock into shares of Class B stock on the basis of one share of Class A or Class B stock for each share of common stock held by the shareholders.

We are proposing that you approve an amendment to our charter which will provide for the authorization of the Class A and Class B stock and will also provide for the authorization of the reclassification of our existing shares of common stock. Thus, for purposes of this proxy statement, when we refer to the term “reclassification transaction”, we are referring to both the creation of the two new classes of stock and the reclassification of our common stock.

Q:	What is the purpose of the proposed reclassification transaction?

A:	The purpose of the reclassification transaction is to allow us to terminate our SEC reporting obligations (referred to as “going private”) by reducing the number of our record shareholders of common stock to less than 300 and by having under 500 record shareholders of each of our Class A and Class B stock. This will allow us to terminate our registration under the Securities Exchange Act of 1934, as amended, and relieve us of the costs typically associated with the preparation and filing of reports and other documents with the SEC. The reclassification transaction will also relieve us of the requirement to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, compliance with which would be costly and a disruption to management.

Q:	What will be the effects of the reclassification transaction?

A:	The reclassification transaction is a “going private” transaction for First Commerce, meaning it will allow us to deregister with the SEC and we will no longer be subject to reporting obligations under federal securities laws. As a result of the reclassification transaction, among other things:
•	the number of our record shareholders holding shares of common stock will be reduced from approximately 1,069 to approximately 202;

•	the number of outstanding shares of our common stock will decrease approximately 22.59%, from 1,325,506 shares to approximately 1,026,855 shares;

•	the number of authorized shares of Class A stock will increase from 0 shares to 1,000,000 shares, of which approximately 261,706 shares will be outstanding and held by approximately 470 shareholders;

•	the number of authorized shares of Class B stock will increase from 0 shares to 1,000,000 shares, of which approximately 37,945 shares will be outstanding and held by approximately 397 shareholders;

•	because of the reduction of our total number of record shareholders of common stock to less than 300 and because the total number of record shareholders of the Class A and Class B stock will be less than 500 for each class, we will be allowed to terminate our status as a reporting company with the SEC;

•	the shares of Class A and Class B stock will be freely tradeable, but there may be less liquidity for these shares than there currently is for our common stock; and

•	those shareholders receiving shares of Class A or Class B stock will continue to have an equity interest in First Commerce and therefore will still be entitled to participate in any future value received as a result of a sale of First Commerce, if any.

For a further description of how the reclassification transaction will affect you, please see “— Effects of the Reclassification Transaction on Shareholders of First Commerce” beginning on page 30.

Q:	What is the vote required to approve the charter amendment?

A:	The charter amendment providing for the reclassification for common stock must be approved by the affirmative vote of the holders of 70% of our outstanding common voting shares. As of the record date, holders of our shares of common voting stock whose shares will remain common stock after the reclassification transaction own approximately 77.4% of our outstanding shares of common voting stock. Therefore, if all of our shareholders whose shares of common stock will remain common stock after the reclassification transaction vote in favor of the charter amendment, it will be approved.

Q:	What does it mean for First Commerce and our shareholders that First Commerce will no longer be a public company and subject to federal securities laws reporting obligations?

A:	We will no longer be required to file annual, quarterly and periodic reports with the SEC, which reports contain important information on the business and financial condition of First Commerce, so this information will no longer be available to our shareholders. We do, however, intend to send to shareholders semi-annual or quarterly letters and we, and our bank subsidiary, will still be obligated to file regulatory reports with our, and the bank subsidiary’s, federal regulators, which reports are publicly available. Additionally, the liquidity of the common stock you hold in First Commerce will be further reduced and the Class A and Class B stock shareholders receive will be very illiquid since both classes will be held by less than 500 shareholders. There will be no public information available about trades involving First Commerce common stock or Class A or Class B stock and all of our stock will only be tradable in privately negotiated transactions. We will also no longer be subject to the Sarbanes-Oxley Act, which, among other things, requires our CEO and CFO to certify as to the accuracy of our financial statements and the accuracy of our internal controls over financial reporting. We will, however, continue to be regulated by the Board of Governors of the Federal Reserve Bank (at the holding company level) and the Federal Deposit Insurance Corporation, or FDIC, and the Tennessee Department of Financial Institutions (at the bank level).

Q:	Why are you proposing the reclassification transaction?

A:	Our reasons for the reclassification transaction are based on:
•	the ongoing and prospective administrative burden and expense of making our periodic filings with the SEC and complying with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder;

•	the fact that operating as a non-SEC reporting company will reduce the burden on our management and employees which arises from monitoring and complying with increasingly complex SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the community in which we operate;

•	the very limited trading volume of our common stock, the resulting lack of an active market for our shareholders and the absence of published research concerning our company by stock analysts;

•	the fact that a “going private” transaction could be structured in a manner that all shareholders would still retain an equity interest in the Company, and would not be forced out by means of a cash reverse stock split or other transaction;

•	the estimated expense of a “going private” transaction; and

•	the fact that the reclassification transaction allows us to discontinue our reporting obligations with the SEC, while still allowing those shareholders receiving shares of Class A or Class B stock to retain an equity interest in our Company with what the board believes is approximately the same value per share as holders of common stock.

We considered that some of our shareholders may prefer that we continue as an SEC reporting company, which is a factor weighing against the reclassification transaction. However, we believe that the disadvantages and costs of continuing our reporting obligations with the SEC and continuing to comply with the Sarbanes-Oxley Act outweigh any advantages associated with doing so. See “Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” beginning on page 17.

Based on a careful review of the facts and circumstances relating to the reclassification transaction, our board of directors believes that the reclassification transaction and the terms and provisions of the reclassification transaction are substantively and procedurally fair to our shareholders. Our board of directors has unanimously approved the reclassification transaction.

In the course of determining that the reclassification transaction is fair to and is in the best interests of our shareholders, including both shareholders who will continue to hold shares of common stock as well as those shareholders whose shares of common stock will be reclassified into shares of Class A or Class B stock, our board considered a number of positive and negative factors affecting these groups of shareholders in making their determination. To review the reasons for the reclassification transaction in greater detail, please see “Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” beginning on page 17.

Q:	What is the recommendation of our board of directors regarding the proposal?

A:	Our board of directors has determined that the reclassification transaction is advisable and in the best interests of our shareholders. Our board of directors has unanimously approved the reclassification transaction and recommends that you vote “FOR” approval of this matter at the special meeting.

Q:	What will I receive in the reclassification transaction?

A	If you own in record name between 204 and 1,020 shares of our common stock on the date of the reclassification, your shares of common stock will automatically be converted into an equal number of shares of Class A stock. If you own in record name fewer than 204 shares of our common stock on the date of the reclassification, your shares of common stock will automatically be converted into an equal number of shares of Class B stock. You will be asked to turn in your stock certificates for common stock so that we can send to you a certificate for shares of Class A or Class B stock. If you own in record name 1,021 or more shares of our common stock on the date of the reclassification transaction, you will not receive any shares of Class A or Class B stock for your shares of common stock in connection with the reclassification transaction and will continue to hold the same number of shares of our common stock as you did before the reclassification transaction.

In the event the proposal to amend our charter to reclassify our common stock is adopted and you receive shares of Class A or Class B stock:

• you will receive no additional consideration for your shares of common stock when they are reclassified into shares of Class A stock or Class B stock;

• you will hold shares even less liquid than the shares you currently hold because there is no existing market for our Class A stock and Class B stock;

• you will receive a security with limited or no voting rights; and

• all of our shareholders will lose the benefits of holding securities registered under Section 12 of the Securities Exchange Act of 1934, as amended;

Q:	What are the terms of the Class A and Class B stock?

A:	The following table sets forth the principal differences between our common stock and the Class A stock and the Class B stock:

	Common Stock	Class A stock	Class B stock
Voting Rights	Entitled to vote on all matters for which stockholder approval is required under Tennessee law	Entitled to vote only on any merger, share exchange, sale of substantially all the assets, voluntary dissolution or as required by law	Only entitled to vote as may be required by law

Dividends	If and when declared by our board of directors	3% premium on any dividends paid on our common stock	5% premium on any dividends paid on our common stock

Liquidation Rights	Entitled to distribution of assets on same basis as holders of Class A and Class B stock	Entitled to distribution of assets on same basis as holders of common stock	Entitled to distribution of assets on same basis as holders of common stock

For a complete description of the terms of the Class A or Class B stock, please refer to “Class A and Class B Stock to be Issued if Reclassification Transaction Approved” beginning on page 41. For the enumeration of the specific voting rights of the Class B stock “as required by law,” please refer to “—Voting Rights” on pages 43.

Q:	Why are 1,021 and 204 shares the “cutoff” numbers for determining which shareholders will receive Class A or Class B stock and which shareholders will remain as common stock shareholders of First Commerce?

A:	The purpose of the reclassification transaction is to reduce the number of our record shareholders of our common stock to fewer than 300 and to have under 500 record shareholders of each of our Class A and Class B stock, which will allow us to de-register as an SEC reporting company. Our board selected 1,021 and 204 shares as the “cutoff’ numbers in order to enhance the probability that after the reclassification transaction, if approved, we will have fewer than 300 record shareholders of our common stock and have fewer than 500 record shareholders of each of our Class A and Class B stock.

Q:	May I buy additional shares in order to remain a holder of common stock in First Commerce?

A:	Yes. The key date for acquiring additional shares is ___, 2007 assuming we file the amendment to our charter with the Tennessee Secretary of State on that date. So long as you are able to acquire a sufficient number of shares so that you are the record owner of 1,021 or more shares by the date that we file our charter amendment with the Tennessee Secretary of State (which we expect to be ___, 2007), you will retain your shares of common stock and will not receive Class A or Class B stock in the reclassification transaction. Recent trades known to management of the Company were at $27.00 per share. Due to the illiquidity of and very limited market for our common stock, however, it may be difficult for you to acquire the requisite number of shares of our common stock to avoid reclassification particularly if you only own a small number of shares.

Q:	What if I hold my shares in “street name”?

A:	The reclassification transaction is being effected at the record shareholder level. This means that we will look at the number of shares registered in the name of a single holder to determine if that holder will be receiving shares of Class A or Class B stock. It is important that you understand how shares that are held by you in “street name” will be treated for purposes of the reclassification transaction described in this proxy statement. If you have transferred your shares of our common stock into a brokerage or custodial account you are no longer shown on our shareholder records as the record holder of these shares. Instead, the brokerage firms or custodians typically hold all shares of our common stock that its clients have deposited with it through a single nominee; this is what is meant by “street name.” If that single nominee is the record shareholder for 1,021 or more shares, then the stock registered in that nominee’s name will be completely unaffected by the reclassification transaction. Because the reclassification transaction only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own less than 1,021 shares. At the end of this transaction, these beneficial owners will continue to beneficially own the same number of shares of our common stock as they did at the start of this transaction, even if the number of shares they own is less than 1,021.

If you hold your shares in “street name,” you should talk to your broker, nominee or agent to determine how they expect the reclassification transaction to affect you. Because other “street name” holders who hold through your broker, agent or nominee may adjust their holdings prior to the reclassification transaction, you may have no way of knowing whether you will be receiving shares of Class A or Class B stock in the reclassification transaction until it is completed. However, because we think it is likely that any brokerage firm or other nominee will hold more than 1,021 shares in any one account, we believe that it is likely that all “street name” holders will continue to remain holders of our common stock.

Q:	When is the reclassification transaction expected to be completed?

A:	If the proposed reclassification transaction is approved at the special meeting, we expect to complete such reclassification transaction as soon as practicable following the special meeting. Although Tennessee laws allows our board to abandon the proposed reclassification transaction after shareholder approval but prior to filing the amendment to our charter with the Tennessee Secretary of State, we have no plans to do so and see no circumstances that would cause the board to abandon the reclassification transaction in the event it is approved by our shareholders.

Q:	What if the proposed reclassification transaction is not completed?

A:	It is possible that the proposed reclassification transaction will not be completed. The proposed reclassification transaction will not be completed if, for example, the holders of 70% of the outstanding shares of common stock do not vote to adopt the reclassification transaction. If the reclassification transaction is not completed, we will continue our current operations, and we will continue to be subject to the reporting requirements of the SEC.

Q:	What will happen if, through negotiated trades, First Commerce gains additional security holders requiring SEC registration?

A:	We are currently subject to the reporting obligations under Section 13(a) of the Securities Exchange Act of 1934, as amended, which requires us to file periodic reports with the SEC, because our common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended. Such registration is required under Section 12 because we have more than 500 holders of record of our common stock. If the shareholders approve the proposals to amend our charter and to reclassify our common stock, our common stock will be held by less than 300 shareholders of record.

We may then file a Form 15 and terminate the registration of our common stock and the obligation to file Section 13(a) periodic reports arising under Section 12; however, our periodic reporting obligations arising under Section 15(d) of the Securities Exchange Act of 1934, as amended, cannot be terminated, but can only be suspended. Therefore, if the our shareholders of record for the common stock ever rise above 300 as of the last day of any fiscal year, then we will again be responsible for making filings in compliance with Section 15(d). This would require us to file periodic reports going forward and an annual report for the preceding fiscal year. If the holders of record for any class of our securities ever exceeds 500 at the end of a fiscal year, then we will again be required to file periodic reports under and be subject to the regulations of the Securities Exchange Act of 1934, as amended.

Q:	If the reclassification transaction is approved, will we continue to have our financial statements audited and will shareholders receive information on our Company?

A:	Yes and yes. Even if we terminate our registration with the SEC, we will continue to have our financial statements audited and send out periodic information to our shareholders. Periodic information would include shareholder letters, which letters would include information updating our financial performance and any other news affecting First Commerce, such as new offices, acquisitions, economic updates or new product offerings. We also intend to continue to prepare and distribute annual reports to our shareholders. In addition, we, and our bank subsidiary, will still be required to file regulatory reports with our federal regulators, which reports will be publicly available.

Q:	Will I have appraisal or dissenters’ rights in connection with the reclassification transaction?

A:	Yes. Under Tennessee law, which governs the reclassification transaction, if you are the record holder of less than 1,021 shares of common stock and as a result are scheduled to receive shares of Class A or Class B stock in the reclassification transaction, you have the right to demand that the fair value of your shares be paid to you in cash if you do not vote for the proposed reclassification transaction and you comply with all procedural requirements of Tennessee law, the relevant sections of which are attached to this proxy statement as Appendix B. Failure to precisely follow these requirements will result in the loss of your dissenters’ rights.

A vote in favor of the reclassification transaction will constitute a waiver of your dissenters’ rights. Additionally, voting against the reclassification transaction, without compliance with the other requirements, including sending us notice of your intent to dissent prior to the special meeting, will not perfect your dissenter’s rights. Your rights are described in more detail under “ — Dissenters’ Rights” beginning on page 37.

Q:	What specific procedures must shareholders follow in order to perfect their dissenters’ rights?

A:	In order to exercise your dissenters’ rights and receive the fair value of your shares in cash:

• You must not vote in favor of the amendment to our charter and the reclassification of our common stock;

•     Before the vote is taken, you must deliver a written notice to us of your intent to demand payment for your shares if the amendment to our charter and the reclassification transaction is approved; your written notice must be delivered either in person or by mail (certified mail, return receipt requested, is the recommended form of transmittal) to D. Glenn Hardison, our Secretary/CFO, at 500 North Ellington Parkway, Lewisburg, Tennessee 37091;

•      If you satisfy the requirements listed above, within ten (10) days after the approval by our shareholders of the charter amendment and reclassification transaction, we will send you a dissenters’ notice, which will include directions about where to send a payment demand, where and when the certificates for your shares must be deposited, and will include a form for demanding payment; the dissenters’ notice from us will also set a date by which we must receive your payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date we deliver the dissenters’ notice to you;

•      You must execute and return the payment demand form to us, and deposit your share certificates in accordance with the terms of the dissenters’ notice before the date specified in the dissenters’ notice;

•      As soon as the charter amendment and reclassification transaction are effectuated, or upon receipt of your payment demand, whichever is later, we will pay you, if you have complied with the above requirements, the amount we estimate to be the fair value of your shares, plus accrued interest;

•      You may notify us in writing of your own estimate of the fair value of your shares and amount of interest due and either (1) demand payment of your estimate (less any payment previously made by us) or (2) reject our offer under Section 48-23-208 of the Tennessee Business Corporation Act, which we refer to as the TBCA, and demand payment of the fair value of your shares and interest due, so long as the following conditions are met: (i) you believe that the amount we paid or offered is less than the fair value of your shares or that the interest due is incorrectly calculated; (ii) we fail to make payment for the shares within two (2) months after the date set for demanding payment; or (iii) we, having failed to effectuate the charter amendment and reclassification transaction, do not return the deposited share certificates within two (2) months after the date set for demanding payment. In order to demand payment, you must notify us of your demand in writing within one (1) month after we made or offered payment for your shares; and

• If you make a demand for payment which remains unsettled, we will commence a proceeding within two (2) months after receiving such payment demand and petition a court of competent jurisdiction to determine the fair value of your shares and accrued interest. If we do not commence the proceeding within the two-month period, we must pay you the amount you demanded. We will make all dissenters whose demands remain unsettled parties to the proceeding as in an action against their shares. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by us.

Q:	Have you determined what the “fair value” of your common stock is yet?

A:	No, not yet. However, we plan to estimate the “fair value” of our shares of common stock from the average of two values, one using a multiple of earnings and the other using book value. This price may also take into account the last known trade price for our common stock. Our board may also choose to rely on independent third parties to determine the “fair value” for our shares.

Q:	What are the tax consequences of the reclassification transaction?

A:	We believe that the reclassification transaction, if approved and completed, will have the following federal income tax consequences:

• the reclassification transaction should result in no material federal income tax consequences to First Commerce;

•      those shareholders receiving Class A or Class B stock for their shares of common stock will not recognize any gain or loss in the reclassification transaction, their basis in the Class A or Class B stock will equal the basis in their shares of common stock, and their holding period for shares of Class A or Class B stock will include the holding period during which their shares of common stock were held;

•      where Class A or Class B stock is received for common stock in a tax-free recapitalization, we expect that the proceeds from a subsequent sale of the Class A or Class B stock will be treated as capital gain or loss to most shareholders. However, the Class A or Class B stock could be considered Section 306 stock as defined under the Internal Revenue Code, and in that case the proceeds from a subsequent sale of Class A or Class B stock (i) will be treated as ordinary income (dividend income) to the extent that the fair market value of the stock sold, on the date distributed to the shareholder, would have been a dividend to such shareholder had the Company distributed cash in lieu of stock; (ii) any excess of the amount received over the amount treated as ordinary income plus the cost basis of the stock will be treated as a capital gain; and (iii) no loss, if any, will be recognized. Under current tax law, if proceeds are treated as dividend income, such proceeds will be taxed at the same rates that apply to net capital gains (i.e., 5% and 15%). The current tax law provision in which dividends are taxed at net capital gain rates will not apply for tax years beginning after December 31, 2010. Unless any intervening tax legislation is enacted, ordinary income tax rates will be applicable for dividend income beginning January 1, 2011; and

• those shareholders continuing to hold common stock will not recognize any gain or loss or dividend income in connection with the transaction.

      Because determining the tax consequences of the reclassification transaction can be complicated and depends on your particular tax circumstances, you should consult your own tax advisor to understand fully how the reclassification transaction will affect you.

Q:	Should I send in my stock certificates now?

A:	No. If you own in record name fewer than 1,021 shares of common stock of record after the reclassification transaction is completed, we will send you written instructions for exchanging your stock certificates for shares of Class A or Class B stock. If you own in record name 1,021 or more shares of our common stock, you will continue to hold the same shares after the reclassification transaction as you did before and you thus do not need to send in your stock certificate or take any other action after the transaction.

Q:	Do our directors and officers have different interests in the reclassification transaction?

A:	Possibly. You should be aware that our directors and executive officers have interests in the reclassification transaction that may present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the reclassification transaction.

We expect that all of our directors and executive officers will own more than 1,021 shares of common stock at the effective time of the reclassification transaction, and will therefore continue as holders of common stock if the reclassification transaction is approved. In addition, because there will be fewer outstanding shares of common stock, these directors and executive officers will own a larger relative percentage of the common stock on a post-transaction basis, which will continue to have exclusive voting control over the Company as compared to the shares of Class A and Class B stock which will have no voting rights except that holders of Class A stock shall be entitled to vote upon any merger, share exchange, sale of substantially all of the assets or liquidation of First Commerce and upon those matters required by law, and holders of Class B stock shall have no other voting rights except as may be required by law. As of the record date, our directors and executive officers collectively beneficially held 322,214 shares (including exercisable stock options), or 23.03%, of our common stock. Not including stock options, these persons beneficially owned 18.8% of our common stock. Because the charter amendment and reclassification transaction must be approved by the holders of at least 70% of our outstanding common stock, the proposal must receive support of non-director or executive officer shareholders holding in excess of 50% of the outstanding shares. Based upon our estimates, taking into account the effect of the reclassification transaction on our outstanding shares of common stock as described above, the directors and executive officers will beneficially hold 29.28% of our common stock following consummation of the reclassification transaction. This represents a potential conflict of interest because our directors approved the reclassification transaction and are recommending that you approve it. Despite this potential conflict of interest, our board believes the proposed reclassification transaction is fair to all shareholders for the reasons discussed in this proxy statement.

Q:	How are you financing the reclassification transaction?

A:	We estimate that the total fees and expenses relating to the reclassification transaction will be approximately $80,000. This amount will be higher to the extent that shareholders exercise dissenters’ rights. We intend to pay these transaction amounts through dividends paid to us by our subsidiary, First Commerce Bank. However, in structuring the terms of the transaction in a manner that shares of common stock are not “cashed out” in the transaction but, rather, are converted into shares of Class A and Class B stock, our board believes that it has attempted to balance the interests of reducing our expenses in transitioning to a non-SEC reporting company while at the same time affording all shareholders the opportunity to retain an equity ownership interest in the Company.

Q:	Where can I find more information about First Commerce?

A:	We file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available without charge, other than internet access charges, at the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please see “Where You Can Find More Information” on page 59.

Q:	Who can help answer my questions?

A:	If you have questions about the reclassification transaction, or any other matter to be voted upon at the special meeting, after reading this proxy statement or need assistance in voting your shares, you should contact D. Glenn Hardison of First Commerce at (931) 359-4322.

PROPOSAL 1: AMENDMENT TO OUR CHARTER
AND RECLASSIFICATION TRANSACTION
SPECIAL FACTORS
Overview of the Reclassification Transaction
          This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors at a special meeting at which our shareholders will be asked to consider and vote on a proposal to amend our charter. If approved, the amendment will provide for (a) the authorization of two new classes entitled Class A and Class B stock, and (b) the reclassification of shares of our common stock held by shareholders who own more than 203 and less than 1,021 shares into shares of Class A stock; and shares of our common stock held by shareholders who own less than 204 shares into shares of Class B stock. The reclassification transaction will be made on the basis of one share of Class A or Class B stock as described above for each share of common stock held immediately prior to the reclassification.
          Record shareholders holding 1,021 or more shares of common stock immediately before the effective time of the reclassification transaction will hold the same number of shares of common stock following the reclassification transaction and record holders of less than 1,021 shares of common stock will no longer hold common stock in the Company. We intend, immediately following the reclassification transaction, to terminate the registration of our shares of common stock under the Securities Exchange Act of 1934, as amended.
          If approved by our shareholders at the special meeting and implemented by our board of directors, the reclassification transaction will generally affect our shareholders as follows:

IF, ON THE DATE OF THE RECLASSIFICATION,
YOU ARE A RECORD SHAREHOLDER WITH:	AFTER THE TRANSACTION:
1,021 or more shares of common stock:	Your shares of common stock will no longer be eligible for public trading; although our shares are not actively traded currently, this means that brokers will no longer make a market in our common stock. Sales may continue to be made in privately negotiated transactions.

Between 204 and 1,020 shares of common stock	You will no longer hold shares of our common stock but, rather, will hold a number of shares of Class A stock equal to the same number of shares of common stock that you held before the reclassification transaction. It is not anticipated that an active trading market for these shares will develop. Sales may be made in privately negotiated transaction.

Less then 204 shares of common stock	You will no longer hold shares of our common stock but, rather, will hold a number of shares of Class B stock equal to the same number of shares of common stock that you held before the reclassification transaction. It is not anticipated that an active trading market for these shares will develop. Sales may be made in privately negotiated transaction.

IF, ON THE DATE OF THE RECLASSIFICATION,
YOU ARE A RECORD SHAREHOLDER WITH:	AFTER THE TRANSACTION:
Common stock held in “street name” through a nominee (such as a bank or broker)	The reclassification transaction will be effected at the record shareholder level. Therefore, regardless of the number of beneficial holders or the number of shares held by each beneficial holder, shares held in “street name” will be subject to the reclassification transaction, and the beneficial holders who hold their shares in “street name” will be continuing shareholders with the same number of shares as before the reclassification transaction.
          The effects of the reclassification transaction on each group of shareholders are described more fully below under “— Effects of the Reclassification Transaction on Shareholders of First Commerce” beginning on page 30 and the effects on the Company are described more fully below under “— Plans or Proposals” beginning on page 31.
Background of the Reclassification Transaction
          First Commerce’s predecessor and wholly-owned subsidiary, First Commerce Bank, was organized in late 2002 and began complying with the Securities Exchange Act of 1934, as amended, including preparing and filing periodic reports, including annual shareholder reports and proxy statements. These reports and statements were filed with the FDIC instead of the SEC because First Commerce Bank was a bank.
          On August 22, 2005, First Commerce Bank’s accounting firm reviewed with the board of directors the additional expenses which were anticipated to be incurred by First Commerce Bank for compliance with provisions of the Sarbanes-Oxley Act providing for an annual internal control assessment, and accountant’s report thereon. The firm and First Commerce Bank’s securities counsel also discussed the possibility that the upcoming December 31, 2006 compliance deadline might be extended or smaller companies might be exempted by Congress or the SEC from these requirements. The attorney and accountants discussed with the board the benefits and other costs of remaining public, the benefits and costs associated with various procedures for “going private,” including a reverse stock split, an issuer tender offer, or a reclassification of the existing First Commerce Bank common stock into classes of stock that did not require registration. After discussion, the board authorized counsel to seek to obtain a no action letter from the FDIC concerning a reclassification of First Commerce Bank’s common stock into three classes of stock.
          At its regular meeting on September 22, 2005, management reviewed with the board the proposed terms of each class of stock in the proposed reclassification. In September 2005, management of First Commerce Bank advised shareholders that it was submitting a proposed reclassification plan to the FDIC to consider, and, if the FDIC granted its no action request, the board expected to seek shareholder approval of a reclassification plan which would convert common stock into three classes of stock. On December 2, 2005, First Commerce Bank’s counsel was advised by the FDIC staff that the FDIC would not be able to approve the proposed reclassification by First Commerce Bank. The board of directors discussed the FDIC response at its regular meeting and determined to take no further action at that time. At regular board and executive committee meetings in January 2006, management of First Commerce Bank briefed the board and committee concerning recent regulatory and legislative initiatives which appeared to possibly provide exemption of smaller financial institutions or companies from certain of the most burdensome requirements of the Sarbanes-Oxley Act. Management continued to provide periodic reports to the board of directors on these legislative and regulatory developments throughout 2006.
          In September 2005, the SEC postponed the compliance date for smaller companies for these requirements until the fiscal year ending after July 15, 2007 (in our case until the fiscal year ended December 31, 2007). In April 2006, the SEC’s Advisory Committee on Smaller Public Companies recommended that certain smaller companies of the size of First Commerce and First Commerce Bank be exempt from these requirements. In May 2006, the SEC issued further guidance and indicated that while it would postpone for one year the smaller companies’ compliance date (in our case, until the fiscal year ended December 31, 2008) for the independent auditor attestation of management’s internal control assessment, it would still require management’s internal control assessment for fiscal years ending on or after December 15, 2007 and that it would not exempt smaller companies from the Section 404(a) requirements.
          At a meeting of the executive committee of First Commerce Bank on June 20, 2006, management advised the committee that another Tennessee-based bank holding company had recently begun seeking shareholder approval of a reclassification of its common stock to common stock, Class A common and Class B common in order to terminate registration of the common stock under the Securities Exchange Act of 1934, as amended. Management reviewed with the members of the executive committee the potential cost savings of a similar “going private” transaction. The committee members requested that management obtain more information concerning the terms of the share classes in the other Tennessee bank holding company reclassification and continue to update the board of directors on the potential issues associated with ceasing to be a public company.
          In August 2006, the board of directors of First Commerce Bank determined to form a bank holding company through a share exchange. In the share exchange, all of the outstanding shares of common stock of First Commerce Bank were converted to shares of common stock of First Commerce. The board of directors of First Commerce Bank determined to engage in the share exchange and form a bank holding company primarily to provide flexibility for potential acquisitions and future capital needs. For example, unlike a bank, a bank holding company is able to issue certain securities, such as trust preferred securities, and have them treated as Tier I capital for regulatory capital purposes. As a result of the share exchange and the conversion of First Commerce Bank common stock to First Commerce common stock, First Commerce became registered with the SEC, and began making the same periodic reports and filings with that agency as had previously been made with the FDIC. The board of directors of First Commerce was identical to the board of directors of First Commerce Bank. The share exchange was effective on October 6, 2006.
          At a regular meeting of our board of directors held on April 11, 2007, the board received a presentation from a representative of Maggart & Associates, P.C., the Company’s independent registered public accounting firm, which discussed the advantages and disadvantages of a reclassification transaction which would result in the termination of the registration of the common stock under the Securities Exchange Act of 1934, as amended. Among the advantages noted by the accountants were the cost savings, which were estimated as approximately $74,500 annually based on current costs (which amount would be approximately $161,500 in the first year after all of the requirements of Section 404 became applicable to the Company and $74,500 annually thereafter). Other advantages noted included the reduced director liability exposure and D/O insurance cost, the reduction in the required distribution of financial information, reduced securities law training costs, the elimination of the requirement for disclosure of whether the Company had a director who qualifies as a financial expert, and a recent change in bank regulations which eliminated (for banks below $1 billion in assets) the requirement of an internal control assessment similar to that imposed by Section 404 of the Sarbanes-Oxley Act. The accountants reviewed certain disadvantages, including the costs to go private, the reduced level of financial information available for shareholder investment decisions, and the negative shareholder perception of the limited voting rights of the Class A and Class B stock. The independent accountants reviewed a possible three class reclassification similar to that engaged in by another Tennessee bank holding company in late 2006, and discussed with the board the financial impact of the reduced expenses and the increased level of dividends which would result. The board determined that management should prepare a reclassification proposal providing for the reclassification of the common stock into three classes of stock, which would result in the termination of the registration of the common stock, that one class would have no voting rights other than such class voting rights as required by Tennessee law but would be entitled to receive dividends equal to 105% of whatever dividend was paid on the common stock. Another class would have the right to vote in a merger, share exchange or sale of substantially all of the assets of the Company, and would be entitled to receive dividends equal to 103% of whatever dividend was paid on the common stock.
          At a regular meeting of our board of directors held on May 23, 2007, which was attended by our legal counsel, the burdens and costs associated with being a public company and ways to better manage our large shareholder base and thinly traded common stock were further discussed. In this meeting, our board had substantial discussions regarding the costs associated with going private and the ongoing costs of remaining an SEC-reporting company. The board also discussed alternatives to a stock reclassification, including a tender offer, a stock repurchase on the open market or a reverse stock split whereby shareholders owning less than a certain number of shares would be “cashed out.” The approximate cost to cash-out enough holders of our common stock to bring the number of our record holders to below 300 would be approximately $5.4 million (the purchase of about 199,700 shares of common stock at $27 per share, which is the last known trade price for our common stock). The board, however, preferred a reclassification because it allowed our existing shareholders to maintain an equity position in the Company. An equity position in the Company would allow the shareholders to participate and share in any profits should a sale of the Company occur. Being a locally owned community bank, the primary focus of our shareholder base is the eventual return on investment by means of a sale or merger rather than a liquid market for the purchase and sale of individual shares of our common stock. At this meeting, the board also considered the potential negative consequences of this transaction to our shareholders, and, in particular, the shareholders who would be reclassified into Class A and Class B stock. However, the board felt that although our shareholders will lose the benefits of holding publicly registered stock and the Class A and Class B stock will additionally lose their voting rights (except under certain circumstances), the board concluded that the benefit of the reclassification transaction was that it would still allow the Class A and Class B stock to maintain an equity position in the Company. Even with the reduced liquidity and no trading market for our common stock, our board believes maintaining an equity ownership in the Company will be beneficial because of the value a stockholder may receive for its stock in any future merger or sale of the Company. After this discussion, the board instructed counsel and its independent accounts to proceed with attempting to reclassify our shares of common stock in order to no longer be a publicly reporting company. The board’s decision was based on:
•	the administrative burden and expense of making our periodic filings with the SEC;

•	operating as a non-SEC reporting company will reduce the burden on our management and employees which arises from increasingly stringent SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the community in which we operate;

•	management will have increased flexibility to consider and initiate actions such as a merger or sale of the Company without having to file a preliminary proxy statement with the SEC and otherwise comply with Regulation 14A of the Securities Exchange Act of 1934, as amended, which actions may produce long-term benefits and growth for our shareholders;

•	the very limited trading volume of our common stock and the resulting lack of an active market for our shareholders;

•	the fact that a “going private” transaction could be structured in a manner that all shareholders would still retain an equity interest in the Company, and would not be forced out by means of a cash reverse stock split or other transaction;

•	the estimated expense of a “going private” transaction; and

•	the reclassification transaction proposal allows us to discontinue our reporting obligations with the SEC, while still allowing those shareholders receiving shares of Class A or Class B stock to retain an equity interest in First Commerce at the same value per share as holders of common stock in the event of any sale of First Commerce.
          We do not currently and do not anticipate a significant need for access to additional capital, and the additional costs associated with being a SEC company are significant and expected to increase dramatically as we seek to comply with Section 404 of the Sarbanes-Oxley Act. Although management took into account the fact that in the event we are no longer public, our stock will be even less liquid than it is now, because our stock is not listed or traded on an exchange, being public does not materially enhance the liquidity of our stock. Therefore, our management concluded that we should reduce the number of shareholders holding common stock to below 300. Various methods to achieve this objective were discussed, including a reverse stock split to achieve the desired shareholder level. Another method consisted of issuing “trust preferred securities” and using the proceeds to buy out a large enough number of existing shareholders to reach the desired level. Trust preferred securities are a vehicle for a bank holding company to raise regulatory capital without reducing existing shareholders’ ownership interests. The securities are treated as debt for tax purposes, but count as Tier I capital, within limits, for bank regulatory purposes. In essence, an issuance of trust preferred securities is a borrowing since the payment of interest on trust preferred securities is generally deductible for tax purposes. Management felt both of these methods were not fair to small shareholders who would be forced out of an ownership position in the Company. The division of stock into multiple classes appealed to management because all existing shareholders would continue to own shares in the Company.
          The board discussed the possibility of forming an independent special committee to evaluate the reclassification transaction; however, the board believed that the fact that our board would be treated the same as the other shareholders and that no consideration had been given to the share cutoff number relative to the share ownership of the board members, a special committee for the reclassification transaction was not needed. The board also discussed requiring approval of the transaction by a majority of unaffiliated shareholders and considered the fact that the interests of the shareholders receiving shares of Class A or Class B stock are different from the interests of the shareholders continuing to own common stock and may create actual or potential conflicts of interest in connection with the reclassification transaction. However, because affiliated and unaffiliated shareholders would be treated identically in terms of the approval process of the reclassification transaction, the board believed a special vote was not necessary.
          After a full discussion, our board of directors unanimously approved the proposed amendment to our charter to authorize shares of Class A stock and Class B stock and to reclassify our outstanding shares of common stock as follows: shareholders holding 1,021 shares of common stock and up will continue to be classified as holders of common stock; shareholders of common stock holding between 204 and 1,020 shares will be classified as holders of Class A stock; and shareholders of common stock holding less than

204 shares will be classified as holders of Class B stock. The approval of the amendment to our charter and the reclassification transaction was based upon the factors discussed above.
Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation
     Reasons for the Reclassification Transaction
          We were required to register with the FDIC in 2002 and later with the SEC because we formed a holding company and had over 500 common stockholders of record. As a locally owned community bank holding company, and, before that, a bank, whose shares are not listed on any exchange or traded on any quotation system, we have incurred the costs associated with being a public company, while not enjoying many of the benefits associated with being a public company. In addition, in 2003, the SEC proposed rules to implement Section 404 of the Sarbanes-Oxley Act. The initial reaction to the proposal by the banking industry was that compliance with Section 404 would greatly increase out-of-pocket compliance costs, as well as the time of management, for community banks. The banking industry became concerned about these rules, and began to look for ways to reduce the burdens imposed, while still providing the necessary disclosures that the public and the bank regulators demanded from the industry. In 2005, the bank regulators began highlighting these burdens, especially as they would apply to community banks. Also in 2005, the SEC postponed certain compliance deadlines for small public companies such as community banks, and in 2006, the SEC’s Advisory Committee on Smaller Public Companies recommended exemption of companies below a certain size of market capitalization from certain internal control audit requirements. However, more recently, the SEC has made clear that, absent legislation, it will not exempt small public companies from the internal control assessment and audit requirements of the Sarbanes-Oxley Act after current compliance deadlines. As a result, management believes the costs and expenses associated with remaining a public company will increase significantly in the remainder of 2007 and 2008.
          In early 2007, management, along with their accounting and legal advisors, began to notice that other community banks had filed proxy statements with the SEC requesting that their stock be reclassified as a means to deregister their securities, and then not only reduce the burdens of Section 404, but also the other costs and time expended in complying with the registered securities rules. In April, 2007, based upon our review of transactions by other community banks, which have since been approved by the shareholders of public companies after their proxy statements received SEC review, we began to pursue the currently proposed reclassification transaction. We are undertaking the reclassification transaction at this time to end our SEC reporting obligations in order to save the Company and our shareholders the substantial costs associated with being a reporting company, which costs are only expected to increase over time. The specific factors considered in electing at this time to undertake the reclassification transaction and become a non-SEC reporting company are as follows:
•	We estimate that we will eliminate costs and avoid immediately anticipated future costs of approximately $74,500 annually by eliminating the requirement to make periodic reports and reducing the expenses of mandatory shareholder communications. These expenses include legal expenses ($30,000), accounting expenses related to filing our periodic reports ($19,000), printing and postage ($7,500), and software and data processing ($8,000) necessitated by a large group of shareholders that hold a small interest in the outstanding shares of common stock. We will also realize cost savings by avoiding the need to add additional staff and from reduced staff and management time ($10,000) spent on reporting and securities law compliance matters. Although we plan to have our financial statements audited going forward and will prepare an annual report for our shareholders, we expect these costs to be approximately $37,000 per year, which is less than our current costs of $56,000 per year. These savings relate to the elimination of the review by our auditors of our quarterly and annual reports to the SEC. In addition to these annual costs enumerated above, which we expect to increase over time, we estimate saving approximately $87,000 of one time costs over the two years ending December 31, 2008 associated with implementing the requirements of Section 404 of the Sarbanes-Oxley Act, which costs would consist principally of our external audit under Section 404 of the Sarbanes-Oxley Act, which would be required for the 2008 fiscal year, and the costs of hiring a consultant to assist with Section 404 compliance and the internal cost of our staff’s time associated with compliance with Section 404, which costs we would begin to incur in 2007;

•	We believe that, as a result of the recent disclosure and procedural requirements resulting from the Sarbanes-Oxley Act, the legal, accounting and administrative expense, and diversion of our board of directors, management and staff effort necessary to continue as an SEC reporting company will continue to increase, without a commensurate benefit to our shareholders. We expect to continue to provide our shareholders with Company financial information by disseminating our annual reports, but, as noted above, the costs associated with these reports are substantially less than those we incur currently;

•	We believe that the likelihood of a regulatory or legislative exemption from the internal control assessment and audit provisions of Section 404 of the Sarbanes-Oxley Act is low for the next few years;

•	In our board of directors’ judgment, little or no justification exists for the continuing direct and indirect costs of registration with the SEC, which costs have recently increased as a result of heightened government oversight, given the low trading volume in our common stock and given that we believe that our earnings are sufficient to support our expected growth and we therefore do not depend on raising capital in the public equity market, and do not expect to do so in the near future. If it becomes necessary to raise additional capital, we believe that our new holding company structure allows us access to adequate sources of additional capital, whether through issuance of trust preferred securities or bank borrowings or through private or institutional sales of equity or debt securities, although we recognize that there can be no assurance that we will be able to raise additional capital when required, or that the cost of additional capital will be attractive;

•	Operating as a non-SEC reporting company will reduce the burden on our management that arises from the increasingly complex and frequently changing SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the community in which we operate;

•	The reclassification transaction proposal allows us to discontinue our reporting obligations with the SEC, and allows those shareholders receiving shares of Class A or Class B stock to still retain an equity interest in First Commerce and therefore participate at the same value per share as holders of common stock in the event of any sale of First Commerce; and

•	Completing the reclassification transaction at this time will allow us to begin to realize the cost savings, and will allow our management to redirect its focus to our customers and communities.
          We considered that some shareholders may prefer that we continue as an SEC reporting company, which is a factor weighing against the reclassification transaction. However, we believe that the disadvantages of remaining a public company subject to the registration and reporting requirements of the SEC outweigh any advantages. Historically, our shares of common stock have been inactively traded. For example, for the year ended December 31, 2006, only 22,104 shares, or approximately 1.7% of our outstanding shares of common stock, were traded. Also, we have no present intention to raise capital through sales of equity securities in a public offering in the future or to acquire other business entities using stock as the consideration for such acquisition. Accordingly, we are not likely to make use of the primary advantages that our status as an SEC reporting company may offer.
          We also note that financial information, including income statements and balance sheets, for our wholly-owned subsidiary, First Commerce Bank, are and will continue to be available online at the website of the FDIC. In addition, we intend to continue to furnish audited annual financial statements to all shareholders.
          Other than the cost savings and other benefits associated with becoming a non-SEC reporting company, as outlined above, we do not have any other purpose for engaging in the reclassification transaction at this particular time.
          In view of the wide variety of factors considered in connection with its evaluation of the reclassification transaction, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations.
          The reclassification transaction, if completed, will have different effects on the holders of common stock and those receiving shares of Class A or Class B stock. You should read “- Our Position as to the Fairness of the Reclassification Transaction” beginning on page 19 and “- Effects of the Reclassification Transaction on Shareholders of First Commerce” beginning on page 30 for more information regarding these effects of the reclassification transaction.
          We considered various alternative transactions to accomplish our objective of “deregistering” with the SEC, including a tender offer, a stock repurchase on the open market or a reverse stock split whereby shareholders owning less than a certain number of shares would be “cashed out.” We ultimately elected to proceed with the reclassification transaction because the alternatives would be more costly, might not have reduced the number of shareholders below 300 and would not allow all shareholders to retain an equity interest in First Commerce. We have not sought, and have not received, any proposals from third parties for any business combination transactions, such as a merger, consolidation or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations. Our board believes that by implementing a deregistration transaction, our management will be better positioned to focus its attention on our customers and the communities in which we operate, and expenses will be reduced. See “- Purpose and Structure of the Reclassification Transaction” beginning on page 26 for further information as to why this reclassification transaction structure was chosen.
Our Position as to the Fairness of the Reclassification Transaction
          Based on a careful review of the facts and circumstances relating to the reclassification transaction, our board of directors believes that the reclassification transaction, including all its terms and provisions, is substantively and procedurally fair to our unaffiliated shareholders. Our board of directors unanimously approved the reclassification transaction and has recommended that our shareholders vote “For” the charter amendment that would effect the reclassification transaction.

     Substantive Fairness
          In concluding that the terms and conditions of the Rule 13e-3 transaction and the reclassification transaction are substantively fair to unaffiliated shareholders, our board of directors considered a number of factors. In its consideration of both the procedural and substantive fairness of the transaction, our board considered the potential effect of the transaction as it relates to all shareholders generally, to shareholders receiving Class A or Class B stock and to shareholders continuing to own shares of common stock. See “- Effects of the Reclassification Transaction on Shareholders of First Commerce” beginning on page 30.
          The factors that our board of directors considered positive for all shareholders, including both those that will continue to hold common stock as well as those will have their shares converted into Class A or Class B stock, included the following:
•	our common stock trades infrequently, with only 30 reported trades occurring within the 12 month period ended December 31, 2006, involving only 22,104 shares, or approximately 1.7% of our outstanding common stock, a volume that our board felt did not provide our shareholders with sufficient opportunity to easily obtain cash for their shares. In the event you elect to dissent from the reclassification, as fully described beginning on page 37, this event will allow you to obtain the “fair value” of your shares in cash;

•	our smaller shareholders who prefer to remain as holders of common stock of the Company, despite the board’s recommendation, may elect to do so by acquiring sufficient shares so that they hold at least 1,021 shares of common stock in their own names immediately prior to the reclassification transaction. The price to purchase 1,021 shares (using a price of $27.00 per share, which is the last known trade for our common stock) is $27,567; provided, however, that the actual cost to acquire a total of 1,021 shares would be less due to the fact that a shareholder would already own some shares; and provided further, that it may be difficult to acquire a sufficient number of our shares of our common stock due to its illiquidity;

•	beneficial owners who hold their shares in “street name,” who would receive shares of Class A or Class B stock if they were record owners instead of beneficial owners, and who wish to receive shares of Class A or Class B stock as if they were record owners instead of beneficial owners, can work with their broker or nominee to transfer their shares into a record account in their own name so that they receive shares of Class A or Class B stock;

•	shareholders receive limited benefit from our being an SEC reporting company because of our small size, the absence of analyst coverage and the very limited trading of our common stock compared to the costs associated with the disclosure and procedural requirements of the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act, in addition to the legal, accounting and administrative costs in being a public company; accordingly we believe that the costs to our shareholders of being a public company are not commensurate with the benefits to our shareholders of being a public company;

•	all shareholders will realize the potential benefits of termination of registration of our common stock, including reduced expenses as a result of no longer needing to comply with SEC reporting requirements; and

•	certain Tennessee statutory anti-takeover law provisions will no longer be applicable.

          In addition to the positive factors applicable to all of our shareholders set forth above, the factors that our board of directors considered positive for those shareholders receiving Class A or Class B stock included:
•	the reclassification charter amendment specifically provides that shares of common stock, Class A stock and Class B stock shall be entitled to receive the same consideration per share in any merger, share exchange, sale of substantially all of the assets of the corporation or similar change of control transaction;

•	the holders would receive a premium in the payment of any dividends by the Company; and

•	no brokerage or other transaction costs are to be incurred by them in connection with the reclassification of their shares of common stock into Class A or Class B stock.
          Our board considered each of the foregoing factors to weigh in favor of the substantive fairness of the reclassification transaction to all of our shareholders, whether they are shareholders continuing to hold common stock or shareholders having their shares of common stock converted into Class A or Class B stock.
          Our board is aware of, and has considered, the impact of certain potentially countervailing factors on the substantive fairness of the reclassification transaction to our shareholders receiving Class A or Class B stock. In particular, the factors that our board of directors considered as potentially negative for those shareholders receiving Class A or Class B stock included:
•	they will be required to surrender their shares involuntarily in exchange for the Class A or Class B stock, although they will still have the opportunity to participate in any future growth and earnings of the Company. In addition, such shareholders have the opportunity to liquidate their shares of common stock through the exercise of dissenters’ rights; and

•	they will lose voting rights except in certain limited situations, which loss may result in making these shares of Class A stock or Class B stock less valuable; although the board considered the potential loss in value, the board took into account the fact that the premium on the dividends for the Class A stock and Class B stock may have the countervailing effect of making this stock more valuable.
          The factors that our board of directors considered as potentially negative for all shareholders included:
•	following the reclassification transaction, there will continue not to be a public market in any of the common stock, the Class A stock or the Class B stock, and shares of each will continue to be tradable only in privately-negotiated transactions. Since each class will have fewer holders than currently hold common stock, sales or purchase of shares of each class may be more difficult to accomplish;

•	you will have reduced access to our financial information as well as information regarding our executive compensation programs once we are no longer an SEC reporting company, although we do intend to continue to provide all shareholders with our annual reports and periodic information (e.g., shareholder letters which would include information updating our financial performance and any other news affecting First Commerce, such as new offices, acquisitions, or new product offerings) and First Commerce Bank will continue to file its call reports on a quarterly basis with the FDIC;
•	you will lose certain statutory safeguards since we will no longer be subject to the requirements of the Sarbanes-Oxley Act, which, among other things, require our CEO & CFO to certify as to our financial statements and internal controls over financial reporting and as to the accuracy of our reports filed with the SEC;

•	following the reclassification transaction, we will no longer be required to disclose to you whether we have entered into any related party transactions with our directors or affiliates, although we will continue to be subject to regulations with respect to loans between the Bank and its directors and officers;

•	you will lose certain protections currently provided under the Securities Exchange Act of 1934, as amended, such as limitations on short-swing purchase/sale transactions in the common stock by executive officers and directors under Section 16 of the Securities Exchange Act of 1934, as amended; and

•	following the reclassification transaction, we will no longer be required to disclose to you whether our board of directors or certain committees of our board are made up of independent directors, although we presently have no intention to change the composition of our board.
          Our board of directors believes that these potentially countervailing factors did not, individually or in the aggregate, outweigh the overall substantive fairness of the reclassification transaction to our shareholders and that the foregoing factors are outweighed by the positive factors previously described.
          Our board of directors believes that the exchange of one share of common stock for one share of Class A stock or one share of Class B stock, depending on the number of shares of common stock held prior to the reclassification transaction, is fair to our unaffiliated shareholders. In concluding that the 1:1 exchange ratio is fair to our unaffiliated shareholders, our board of directors considered the following factors:
•	With respect to the value placed on voting rights, the board believes that the difference in value created from the reclassification transaction between the common stock with voting rights and the Class A and Class B stock with limited or no voting rights is minimal because the holders of common stock whose shares would be converted into Class A or Class B stock in the reclassification transaction currently own a minority of our shares, representing approximately 22.6% of the outstanding shares of common stock and voting rights. Conversely, the holders of our common stock whose shares will remain shares of common stock following the reclassification currently own shares representing approximately 77.4% of the outstanding voting rights, so after the reclassification transaction, those holders of common stock will continue to control the vote of the Company as they do currently;

•	The board’s belief that any potential decrease in value from the exchange of common stock for Class A or Class B stock associated with the loss of voting rights (except in certain limited situations) is offset by the premium on dividends given to holders of Class A and Class B stock;

•	Our shareholders have the opportunity to exercise dissenters’ rights under Tennessee law to the extent that they do not believe that the 1:1 exchange ratio of their shares of common stock into Class A or Class B stock is acceptable or fair to them;

•	Our smaller shareholders who do not believe the 1:1 exchange ratio of their shares of common stock into Class A or Class B stock is acceptable or fair to them, or otherwise prefer to remain holders of common stock after the reclassification transaction, may elect to do so by acquiring a sufficient number of shares so that they hold at least 1,021 shares of common stock immediately prior to the reclassification transaction, although the board did consider the fact that it may be difficult for some smaller shareholders to purchase a sufficient number of shares, but in that situation, they may exercise their dissenters’ rights as noted above and

•	Our shareholders who prefer to receive a premium on dividends in lieu of voting rights, may elect to do so by selling a sufficient number of shares so that they hold less than 1,021 shares of common stock or less than 204 shares of common stock immediately prior to the reclassification transaction.
          In reaching a determination as to the substantive fairness of the reclassification transaction, we did not consider the liquidation value of our assets, the current or historical market price of those shares, our net book value, or our going concern value to be material since shareholders are not being “cashed out” in connection with the reclassification transaction and the shares of Class A or Class B stock afford those holders the opportunity to participate equally with the holders of common stock in any sale of the Company. Because of the foregoing, we also did not consider any repurchases by the Company over the past two years (since there were none) or any report, opinion or appraisal or firm offers by unaffiliated parties within the past two years.
          Neither we nor any of the members of our board of directors received any reports, opinions or appraisals from any outside party relating to the reclassification transaction or the fairness of the consideration to be received by our shareholders.
     Procedural Fairness
          We believe that the reclassification transaction is procedurally fair to all of our shareholders. In concluding that the reclassification transaction, including the Class A or Class B stock to be received by holders of common stock, is procedurally fair to our shareholders our board of directors considered a number of factors. The factors that our board of directors considered positive for all shareholders included the following:
•	the reclassification transaction is being effected in accordance with all applicable requirements of Tennessee law and the federal securities laws;

•	the reclassification transaction will require the affirmative votes of the holders of 70% of our outstanding shares of common stock of which only 18.8% is owned by our directors and offices, resulting in the need of approval from shareholders other than the Company’s directors and officers, holding at least 51% of our outstanding shares;

•	our board discussed the possibility of forming an independent special committee to evaluate the reclassification transaction because all of our board members will continue to own common stock after the reclassification transaction since they all own substantially more than 1,021 shares; however, the board believed that the fact that our board would be treated the same as the other shareholders and that no consideration had been given to the share cutoff number relative to the share ownership of the board members, a special committee for the reclassification transaction was not needed, as the board was able to adequately balance the competing interests of the shareholders in accordance with their fiduciary duties.

•	management and our board considered alternative methods of effecting a transaction that would result in our becoming a non-SEC reporting company, each of which was determined to be impractical, more expensive than the reclassification transaction, involving a cash-out of certain of our shareholders, or potentially less attractive in achieving the goals of allowing shareholders to retain the benefits of an ongoing economic interest in the Company while at the same time, eliminating the costs and burdens of public company status; and

•	shareholders will have the opportunity to determine whether or not they will remain shareholders owning solely common stock, or shares of Class A or Class B stock after the reclassification transaction by acquiring sufficient shares so that they hold at least 1,021 shares of common stock immediately prior to the reclassification transaction or selling sufficient shares so that they hold less than 1,021 shares of common stock immediately prior to the reclassification transaction, so long as they act sufficiently in advance of the reclassification transaction so that the sale or purchase is reflected in our shareholder records by the close of business (local time) on ___, 2007, the expected effective date of the reclassification transaction.
          Our board of directors considered each of the foregoing factors to weigh in favor of the procedural fairness of the reclassification transaction to all of our shareholders, whether they are receiving shares of Class A or Class B stock or will continue to hold shares of common stock.
          The board is aware of, and has considered, the impact of the following potentially countervailing factors, which affect both shareholders receiving Class A or Class B stock as well as those continuing to own common stock to the same degree, on the procedural fairness of the reclassification transaction:
•	although the interests of the shareholders receiving shares of Class A or Class B stock are different from the interests of the shareholders continuing to own common stock and may create actual or potential conflicts of interest in connection with the reclassification transaction, neither the full board nor any of the independent directors retained an independent, unaffiliated representative to act solely on behalf of the shareholders receiving shares of Class A or Class B stock for the purpose of negotiating the terms of the reclassification transaction or preparing a report concerning the fairness of the reclassification transaction;

•	we did not solicit any other financial institutions to obtain their level of interest in acquiring the Company; and

•	we did not receive a report, opinion, or appraisal from an outside party as to the value of our common stock or Class A or Class B stock, the fairness of the transaction to those shareholders receiving shares of Class A or Class B stock, or the fairness of the transaction to First Commerce.
          Our board of directors believes that the foregoing potentially countervailing factors did not, individually or in the aggregate, outweigh the overall procedural fairness of the reclassification transaction to our shareholders, whether they will be receiving shares of Class A or Class B stock or will continue to own shares of common stock, and the foregoing factors are outweighed by the procedural safeguards previously described. In particular, with reference to the lack of a special committee, the board felt that the consideration of the transaction by the full board, whose only conflicts of interest are (i) a relatively insignificant increase in aggregate beneficial share ownership following the reclassification transaction (equaling an increase of 6.25% (from 23.03% to 29.28%) in total beneficial share ownership for all directors and executive officers) and (ii) the fact that we expect that all of our directors will own more than 1,020 shares of common stock at the effective time of the reclassification and will, therefore, continue as holders of common stock if the reclassification is approved and who will be treated identically to other shareholders in the reclassification transaction, was a sufficient procedural safeguard that made it unnecessary to form a special committee or retain an independent fairness advisor.
          In addition, with respect to the determination not to seek a valuation, our board felt that the fact that shareholders receiving Class A or Class B stock would continue to retain an ongoing economic interest in the Company and are required to receive the same consideration as the common stock in any merger, share exchange, sale of substantially all the assets, a liquidation or similar change of control transaction and also would receive premiums to holders of common stock in any payment of dividends by the Company, presented sufficient protection in value to such shareholders. We paid a stock dividend in the fourth quarter of 2006 amounting to 2 shares per 100 shares owned with cash paid for fractional shares. We currently expect to continue a dividend policy of paying a stock dividend at least for fiscal year 2007, and assuming continued growth consistent with historical experience, we currently expect to continue the strategy indefinitely.
          The board also considered the difference in value between the common stock with voting rights and Class A or Class B stock with limited or no voting rights not to be material since the holders of common stock whose shares would be converted into Class A or Class B stock in the transaction currently beneficially own a minority of our shares, or approximately 22.6% of the outstanding shares of common stock and voting rights. Conversely, the holders of the outstanding shares of common stock whose shares will continue as common shares after the transaction currently beneficially own shares representing approximately 77.4% of the outstanding voting rights, so after the transaction those holders of common stock will continue to control the vote of the Company as they do currently.
          Shareholders also have the opportunity to exercise dissenters’ rights under Tennessee law to the extent that they do not believe that the conversion of their shares of common stock into Class A or Class B stock is acceptable or fair to them.
          We therefore believe that the reclassification transaction is substantively and procedurally fair to all shareholders, for the reasons and factors described above. In reaching this determination, we have not assigned specific weights to particular factors, and we considered all factors as a whole. None of the factors that we considered led us to believe that the reclassification transaction is unfair to any of our shareholders.
          We have not made any provision in connection with the reclassification transaction to grant you access to our corporate files or to obtain counsel or appraisal services at our expense. With respect to access to our corporate files, under Section 48-26-102 of the Tennessee Business Corporation Act, shareholders of a corporation are entitled to inspect and copy, during regular business hours, records of the corporation that are required to be kept at the corporation’s principal office which include: (1) current charter; (2) current bylaws; (3) resolutions adopted by the board of directors creating one or more classes or series of shares, and fixing their relative rights, preferences and limitations, if shares issued pursuant to these resolutions are outstanding; (4) minutes of shareholder meetings and records of all actions taken by shareholders without a meeting for the past three years; (5) all written communications to shareholders within the past three years including any financial statements prepared by the corporation for the past three years; (6) names and business addresses of the corporation’s officers and directors; and (7) the most recent annual report delivered to the Secretary of State. The shareholder must give the corporation written notice at least five business days in advance of any inspection. In addition, if the shareholder’s demand to see such records is made in good faith and for a proper purpose, that purpose is described with reasonable specificity, the records inspected are directly connected to that purpose and the shareholder gives the corporation written notice at least five business days beforehand, a shareholder may inspect excerpts from minutes of any meeting of the board of directors, records of any action of a board committee while acting in place of the board, records of any action taken by the shareholders or board without a meeting, accounting records and the record of shareholders. In light of the extensive access shareholders are given to First Commerce’s records, the board believed these statutory safeguards adequately protect shareholders ability to access information on First Commerce. Furthermore, our board determined that this proxy statement, together with our other filings with the SEC, and shareholders’ ability to access our corporate records under Tennessee law, as described above, provide you with adequate information. With respect to obtaining counsel or appraisal services at our expense, the board did not consider these actions necessary or customary.
     Board Recommendation
          Our board of directors believes the terms of the reclassification transaction are fair and in the best interests of our shareholders and unanimously recommends that you vote “FOR “ the proposal to adopt the amendments to our charter that will allow us to effect the reclassification transaction.
Purpose and Structure of the Reclassification Transaction
          The purposes of the reclassification transaction are to:
•	consolidate ownership of our common stock in under 300 record shareholders of common stock, which will discontinue our SEC reporting requirements and thereby achieve significant current and future cost savings;

•	allow all of our shareholders to retain an ongoing economic interest in the Company; and

•	allow our management to refocus time spent on SEC reporting obligations and shareholder administrative duties to our business.
          For further background on the reasons for undertaking the reclassification transaction at this time, see “- Background of the Reclassification Transaction” beginning on page 13 and “- Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” beginning on page 17.
          The proposed transaction has been structured as a stock reclassification transaction to allow small shareholders the opportunity to retain an equity interest in the future value of the Company by receiving the shares of Class A or Class B stock, to avoid disruption to shareholders of 1,021 or more shares of common stock who would remain unaffected in the transaction, and to limit the costs of the reclassification transaction by avoiding costs associated with cashing out the shares of the holders of 1,020 or less shares of common stock.
          Our board elected to structure the transaction to take effect at the record shareholder level, meaning that we will look at the number of shares registered in the name of a single holder to determine if that holder’s shares will be reclassified into shares of Class A or Class B stock. The board chose to structure the transaction this way in part because it determined that this method would provide us with the best understanding at the effective time of how many shareholders would receive shares of Class A or Class B stock, because we will be able to have a complete and final list of all record shareholders at the effective time. Furthermore, applicable federal securities laws and regulations look to shareholders of record in determining the number of shareholders requiring registration. In addition, the board considered that effecting the transaction at the record shareholder level would allow shareholders some flexibility with respect to whether they will be receiving shares of Class A or Class B stock or will continue to hold shares of common stock. See “- Effects of the Reclassification Transaction on Shareholders of First Commerce” beginning on page 30. Our board felt that this flexibility would help to enhance the substantive fairness of the transaction to all shareholders. Overall, the board determined that structuring the reclassification transaction as one that would affect shareholders at the record holder level would be the most efficient and cost-effective way to achieve its goals of deregistration, notwithstanding any uncertainty that may be created by giving shareholders the flexibility to transfer their holdings. For further background on the alternative structures considered by our board of directors please see “- Background of the Reclassification Transaction” beginning on page 13 and “- Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” beginning on page 17.
Effects of the Reclassification Transaction on First Commerce
          The reclassification transaction will have various positive and negative effects on First Commerce, which are described below.
     Effect of the Proposed Transaction on Our Outstanding Common Stock
          Our charter currently authorizes the issuance of 20,000,000 shares of common stock. The number of authorized shares of common stock will be 18,000,000 after completion of the reclassification transaction. As of the record date, the number of outstanding shares of common stock was ___. Based upon our best estimates, if the reclassification transaction had been consummated as of the record date, and assuming no shareholders exercise dissenters’ rights, the number of outstanding shares of common stock will be reduced from 1,325,506 to approximately 1,026,855.
          We have no current plans, arrangements or understandings to issue any common stock except as options may be exercised pursuant to our stock option plans.
     Effect of the Proposed Transaction on Our Class A or Class B Stock
          Our charter does not currently authorize us to issue any shares of Class A or Class B stock. The amendments to our charter will authorize the issuance of up to 1,000,000 shares of Class A stock and up to 1,000,000 shares of Class B stock. The shares of Class A or Class B stock that will be issued in the reclassification transaction constitute two new and separate classes of common stock having those rights described in “- Class A and Class B Stock to be Issued if Reclassification Transaction Approved” beginning on page 41 as well as in the attached Appendix A. After completion of the reclassification transaction, we will have approximately 261,706 shares of Class A stock outstanding and 37,945 shares of Class B stock outstanding. For additional information regarding our capital structure after the reclassification transaction, see “Description of Capital Stock” beginning on page 41.
     Termination of Securities Exchange Act Registration and Reporting Requirements
          Upon the completion of the reclassification transaction, we expect that our common stock will be held by fewer than 300 record shareholders and each of the Class A and Class B stock will be held by fewer than 500 record shareholders. Accordingly, our obligation to continue to file periodic reports with the SEC will terminate pursuant to Rule 12h-3 of the Securities Exchange Act of 1934, as amended.
          The termination of the filing requirement will substantially reduce the information required to be furnished by us to our shareholders and eliminate the information required to be filed with or furnished to the SEC. Therefore, we estimate that we will eliminate costs and avoid immediately anticipated future costs associated with these filing requirements, which we estimate to be approximately $74,500 on an annual basis. These annual costs are broken down as follows:

Independent Auditors	$19,000
SEC Counsel	30,000
Current and Additional Staff Time	10,000
Printing and Mailing	7,500
Software and Data Processing Costs	8,000

Total	$74,500

          Although we plan to have our financial statements audited going forward and will prepare an annual report for our shareholders, we expect these costs to be approximately $37,000 per year, which is less than our current costs of $56,000 per year. These savings relate to the elimination of review by our auditors of our quarterly and annual reports to the SEC.
          In addition to those annual costs, we estimate saving approximately $87,000 of one-time costs associated with implementing the requirements of Section 404 of the Sarbanes-Oxley Act which costs would otherwise be incurred in either 2007 or 2008 and would consist principally of our external audit under Section 404 of the Sarbanes-Oxley Act, hiring a consultant to assist with Section 404 compliance and the internal cost of our staff’s time associated with compliance with Section 404.
          We will apply for termination of our reporting obligations as soon as practicable following completion of the reclassification transaction if it is approved. Following completion of the reclassification transaction, we intend to continue to provide our shareholders with financial information by continuing to disseminate our annual reports. In addition, our bank subsidiary will continue to file periodic reports with the FDIC which are available publicly.
     Effect on Trading of Common Stock
          Our common stock is not actively traded. Once we stop filing reports with the SEC, our common stock will no longer be available for public trade.
     Effect on Statutory Anti-Takeover Protections
          The reclassification transaction will effect the applicability of certain statutory protections under Tennessee law afforded to corporations which have shares registered with the SEC. In particular, the provisions of the Tennessee Business Combination Act and the Greenmail Act, both summarized below, will no longer apply since we will not have any class of securities registered with the SEC following the reclassification transaction. In addition, as part of the reclassification transaction, we propose to eliminate provisions in our charter requiring compliance with the Tennessee Control Share Acquisition Act.
          The Tennessee Business Combination Act prohibits the Company from entering into any business combination involving an interested shareholder for a period of five years from the date such interested shareholder acquired its shares, unless such business combination or the transaction in which such shareholder became an interested shareholder is approved by the board of directors prior to the share acquisition date. In addition, if such prior approval has not been obtained, the business combination is prohibited unless it is approved by the affirmative vote of 2/3 of the voting stock not beneficially owned by the interested shareholder. This requirement does not apply if the business combination is consummated no less than five years from such shareholder’s share acquisition date and the shareholders of the corporation receive a fair price for their shares, as described in the statute. The Tennessee Business

Combination Act also places requirements on the type of consideration which must be paid to shareholders in connection with any such business combination and further limits business combinations if an interested shareholder acquired its shares under certain circumstances. For purposes of the statute, an “interested shareholder” is one who beneficially owns, or an affiliate of one who beneficially owns, at least 10% of the voting power of any class or series of shares. None of the protections afforded under the Tennessee Business Combination Act will apply after the reclassification transaction is completed and we cease to be an SEC reporting company.
          The Greenmail Act provides that it is unlawful for a corporation to purchase any of its shares at a price above the market value of such shares from any person who holds more than three percent (3%) of the class of the securities to be purchased if such person has held the shares for less than two years, unless approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class. The protections afforded by the Greenmail Act will no longer apply after the reclassification transaction is completed and the Company ceases to be an SEC reporting company.
          The Tennessee Control Share Acquisition Act strips a purchaser’s shares of voting rights any time an acquisition of shares in a Tennessee corporation which has elected to be covered by the Tennessee Control Share Acquisition Act brings the purchaser’s voting power to one-fifth, one-third or a majority of all voting power. The purchaser’s voting rights can be restored only by a majority vote of the other shareholders. The purchaser may demand a meeting of shareholders to conduct such a vote. The purchaser can demand a meeting for this purpose before acquiring shares in excess of the thresholds described above, which we refer to as a control share acquisition, only if it holds at least 10% of the outstanding shares and announces a good faith intention to make the acquisition of shares having voting power in excess of the thresholds stated above. If a target corporation so elects prior to the date on which a purchaser makes a control share acquisition, a target corporation may redeem the purchaser’s shares if the shares are not granted voting rights.
          The provision of our charter, which requires the affirmative vote of 70% of the then outstanding common voting shares in order to amend paragraphs 2 (board size and board vacancies), 3 (shareholder meetings and director nomination requirements), 4 (terms of capital stock), 6 (special meetings of shareholders), 10 (indemnification of directors and officers) and 11 (charter amendments), will not be amended by the reclassification transactions.
     Other Financial Effects of the Reclassification Transaction
          We expect that the professional fees and other expenses related to the reclassification transaction of approximately $80,000, will not have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow.
     Effect on Outstanding Options
          We currently have an option plan under which our officers, directors and employees may purchase shares of our common stock, which is the 2002 Stock Option Plan. The reclassification will not affect any outstanding options and each option, after the reclassification transaction, will continue to be exercisable for one share of common stock. There are currently outstanding options to purchase 95,354 shares of common stock at $10.00 per share and 6,910 shares of common stock at $22.00 per share.

     Effect on Conduct of Business after the Transaction
          We expect our business and operations to continue as they are currently being conducted and, except as disclosed below, the transaction is not anticipated to have any effect upon the conduct of our business.
     Effect on Our Directors and Executive Officers
          It is not anticipated that the reclassification transaction will have any effect on our directors and executive officers, other than with respect to their relative share ownership, and related changes in the book value and earnings per share associated with those shares. We expect that all of our directors and executive officers will hold more than 1,020 shares at the effective time of the reclassification transaction. As a result, they will continue to hold the same number of shares after the reclassification transaction as they did before. However, because total outstanding shares will be reduced, this group will hold a larger relative percentage of the voting common stock of the Company. As of the record date, these directors and executive officers collectively beneficially held 322,214 shares, or 23.03% of our common stock, which includes their exercisable options to purchase shares of common stock. Based upon our estimates, taking into account the effect of the reclassification transaction on our outstanding shares as described above, the directors and executive officers will beneficially hold 29.28% of our common stock (including exercisable stock options).
Effects of the Reclassification Transaction on Shareholders of First Commerce
          The general effects of the reclassification transaction on the shareholders owning common stock and the shareholders who will own Class A or Class B stock are described below.
Effects of the Reclassification Transaction on Shareholders Receiving Class A or Class B Stock
          The reclassification transaction will have both positive and negative effects on the shareholders receiving Class A or Class B stock. Our board of directors considered each of the following effects in determining to approve the reclassification transaction.
Positive Effects:
          As a result of the reclassification transaction, the shareholders receiving Class A or Class B stock will:
•	be entitled to receive a dividend premium; and

•	have dissenters’ rights in connection with the reclassification transaction. See “- Dissenters’ Rights” beginning on page 37.
Negative Effects:
          As a result of the reclassification transaction, the shareholders receiving Class A or Class B stock will:
•	no longer have any voting control over the general affairs of the Company and will be entitled to vote only in limited circumstances (matters requiring a class vote and, in the case of Class A stock only, any merger, share exchange, sale of substantially all the assets or voluntary liquidation, to the extent holders of common stock have voting rights); and

•	hold shares that, like our shares of common stock, will not have any public trading market.
     Effects of the Reclassification Transaction on the Common Shareholders
          The reclassification transaction will have both positive and negative effects on the shareholders continuing to own common stock. Our board of directors considered each of the following effects in determining to approve the reclassification transaction.
Positive Effects:
          As a result of the reclassification transaction:
•	Such shareholders will continue to exercise the sole voting control over the Company; and

•	Because the number of outstanding shares of common stock will be reduced, such shareholders will own a relative increased voting control over the Company.
Negative Effects:
          As a result of the reclassification transaction:
•	the liquidity of our common stock will likely be reduced following the reclassification transaction because of the reduction in the number of our record shareholders of common stock and the fact that our stock will only be tradable in privately-negotiated transactions; and
•	holders of our Class A or Class B stock will have the right to receive certain premiums with respect to any dividends declared by the Company.
Plans or Proposals
          Other than as described in this proxy statement, neither we nor our management have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation, to sell or transfer any material amount of our assets, to change our board of directors or management, to change materially our indebtedness or capitalization, or otherwise to effect any material change in our corporate structure or business. As stated throughout this proxy statement, we believe there are significant advantages in effecting the reclassification transaction and becoming a non-SEC reporting company. Although our management does not presently have any intent to enter into any transaction described above, nor is our management in negotiations with respect to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of shares of our capital stock or entering into any other arrangement or transaction we may deem appropriate. In this event, our shareholders may receive payment for their shares of our common stock, Class A stock or Class B stock in any such transaction lower than, equal to or in excess of the amount paid to those shareholders who exercise their dissenters’ rights and receive in cash the fair value of their shares in connection with the reclassification transaction.

Record and Beneficial Ownership of Common Stock
          It is important that our shareholders understand how shares that are held by them in “street name” will be treated for purposes of the reclassification transaction described in this proxy statement. Shareholders who have transferred their shares of our common stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares. Instead, the brokerage firms or custodians typically hold all shares of our common stock that its clients have deposited with it through a single nominee; this is what is meant by “street name.” If that single nominee is the record shareholder for 1,021 or more shares, then the stock registered in that nominee’s name will be completely unaffected by the reclassification transaction. Because the reclassification transaction only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own less than 1,021 shares. Upon completion of the reclassification transaction, these beneficial owners will continue to beneficially own the same number of shares of our common stock as they did prior to the reclassification transaction, even if the number of shares they own is less than 1,021. If you hold your shares in “street name,” you should talk to your broker, nominee or agent to determine how they expect the reclassification transaction to affect you. Because other “street name” holders who hold through your broker, agent or nominee may adjust their holdings prior to the reclassification transaction, you may have no way of knowing whether you will receive shares of Class A or Class B stock in the reclassification transaction until it is consummated. However, because we think it is likely that any brokerage firm or other nominee will hold 1,021 or more shares in any one account, we think it is likely that all “street name” holders will remain shareholders of common stock.
          Our board of directors elected to structure the reclassification transaction so that it would take effect at the record shareholder level in part to allow shareholders some flexibility with respect to whether they will continue to own shares of common stock or receive Class A or Class B stock in the reclassification transaction. See “- Purpose and Structure of the Reclassification Transaction” beginning on page 26. Shareholders who would still prefer to remain as holders of common stock of First Commerce, may elect to do so by acquiring sufficient shares so that they hold at least 1,021 shares in their own name immediately prior to the reclassification transaction. In addition, beneficial owners who would receive shares of Class A or Class B stock if they were record owners instead of beneficial owners, and who wish to receive such shares of Class A or Class B stock from First Commerce as a part of the reclassification transaction, should inquire of their broker or nominee as to the procedure and cost, if any, to transfer their shares into a record account in their own name. In either case, these shareholders will have to act far enough in advance of the reclassification transaction so that any consolidation, purchase or transfer is completed by the close of business (local time) on the day that the reclassification transaction is effected.
Interests of Certain Persons in the Reclassification Transaction
          Our executive officers and directors who are also shareholders will participate in the reclassification transaction in the same manner and to the same extent as all of the other shareholders. We anticipate that all of our directors and officers will own more than 1,020 shares of common stock, and therefore continue as shareholders of common stock if the reclassification transaction is approved. In addition, because there will be fewer outstanding shares of common stock, these directors will own a larger relative percentage of the Company on a post-reclassification basis. This represents a potential conflict of interest because our directors unanimously approved the reclassification transaction and are recommending that you approve it. Despite this potential conflict of interest, the board believes the proposed reclassification transaction is fair to all of our shareholders for the reasons discussed in this proxy statement.

          The fact that each director’s percentage voting ownership of our common stock will increase as a result of the reclassification transaction was not a consideration in the board’s decision to approve the reclassification transaction or in deciding its terms, including the 1,021 share cutoff. In this regard, the directors as a group will be treated exactly the same as other shareholders. In addition, the board determined that any potential conflict of interest created by its members’ ownership of our stock is relatively insignificant. The board did not set the 1,021 share cutoff in order to avoid any director receiving shares of Class A or Class B stock in the reclassification. In addition, the increase in each director’s percentage voting ownership of our stock resulting from the reclassification transaction is expected to be insignificant. The director owning the most shares of our stock beneficially owns approximately 5.54% of our common stock now, and would beneficially own approximately 7.13% following the reclassification transaction, which does not have any appreciable effect on his ability to control the Company. As a group, the percentage beneficial ownership (including unexercised options) of all directors and executive officers would increase 6.25% from approximately 23.03% to approximately 29.28% after the reclassification transaction.
          Our board of directors was aware of the actual or potential conflicts of interest discussed above and considered these conflicts along with the other matters that have been described in this proxy statement under the captions “- Background of the Reclassification Transaction” beginning on page 13, “- Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” beginning on page 17 and “- Effects of the Reclassification Transaction on Shareholders of First Commerce” beginning on page 30. The board noted that the transaction will require a “supermajority” 70% vote of the outstanding shares of common stock or a minimum of approximately 51% of the shares of common stock owned by non-director or officer shareholders.
          In addition, our board of directors, throughout its consideration of the reclassification transaction, recognized that holders of common stock who will receive Class A or Class B stock in the transaction may wish to remain voting shareholders of the Company. However, the board of directors believes that such relative voting control is not material as compared to the potential value available to such shareholders by retaining an equity interest in the Company through their ownership of Class A or Class B stock. See “Description of Capital Stock” beginning on page 41. See “- Background of the Reclassification Transaction” beginning on page 13 and “- Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” beginning on page 17.
          None of our executive officers or directors, who owned of record in excess of an aggregate of 1,020 shares of common stock, has indicated to us that he intends to sell some or all of his or her shares of our common stock during the period between the public announcement of the transaction and the date we consummate the reclassification transaction. In addition, none of these individuals has indicated his or her intention to divide shares among different record holders so that fewer than 1,021 shares are held in each account, so that the holders would receive shares of Class A or Class B stock in connection with the conversion of their common stock.
Financing of the Reclassification Transaction
          We expect that the reclassification transaction will require approximately $80,000 consisting of professional fees and other expenses payable by us related to the reclassification transaction. See “- Fees and Expenses” beginning on page 40 for a breakdown of the expenses associated with the reclassification transaction. We intend to pay for the expenses of the reclassification transaction through dividends paid to us by our subsidiary, First Commerce Bank.

Material Federal Income Tax Consequences of the Reclassification Transaction
          The following discusses the material federal income tax consequences to us and our shareholders that would result from the reclassification transaction. No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the tax consequences of the reclassification transaction, and the conclusions contained in this summary are not binding on the Internal Revenue Service. This discussion is based on existing U.S. federal income tax law, which may change, even retroactively. This discussion does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In particular, it does not address the federal income tax considerations applicable to certain types of shareholders, such as: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currency; traders in securities that elect mark-to-market; persons who hold our common stock as part of a hedge, straddle or conversion transaction; or persons who are considered foreign persons for U.S. federal income tax purposes. In addition, this discussion does not discuss any state, local, foreign or other tax considerations. This discussion also assumes that you have held and, in the case of continuing shareholders will continue to hold, your shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Shareholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign and other tax consequences of the reclassification transaction, in light of their individual circumstances.
          Federal Income Tax Consequences to First Commerce
          We believe that the reclassification transaction would be treated as a tax-free “recapitalization” for federal income tax purposes. This should result in no material federal income tax consequences to us.
          Federal Income Tax Consequences to Shareholders Who Continue to Own Common Stock
          If you continue to hold our common stock immediately after the reclassification transaction, you will not recognize any gain or loss or dividend income in the transaction and you will have the same adjusted tax basis and holding period in your common stock as you had in that stock immediately prior to the reclassification transaction.
          Federal Income Tax Consequences to Shareholders Who Receive Shares of Class A or Class B Stock
          Shareholders receiving Class A or Class B stock in exchange for their common stock will not recognize any gain or loss or dividend income in the reclassification. The holding period and adjusted tax basis of the common stock converted will carry over to the Class A or Class B stock.
          Sale of Stock
          Where the Class A or Class B stock is received for common stock in a tax-free recapitalization, the Company expects the proceeds from a subsequent sale of this Class A or Class B stock will be treated as capital gain or loss to our shareholders. However, when a company recapitalizes its common stock in exchange for stock which is limited in liquidation and/or dividend rights, the stock received in the liquidation will be considered “Section 306 stock” under the Code if the transaction is substantially the equivalent of a stock dividend. While First Commerce expects that neither the Class A nor the Class B stock should be considered limited in liquidation and/or dividend rights, there is no definitive guidance from the Internal Revenue Service on this issue. Generally, a transaction will be treated as equivalent to a stock dividend if, had cash instead of stock been delivered to the shareholder, the cash distribution would have been treated as a dividend. A cash distribution in exchange for stock is normally not a dividend if all of the shareholder’s stock is redeemed in the transaction (see discussion below for other instances when a cash distribution will not be considered a dividend). Applying these rules, if cash instead of Class A or Class B stock were issued in the recapitalization, most shareholders would have all of their stock redeemed in the transaction, and therefore would not be treated as receiving dividend income. However, certain attribution rules can result in a shareholder being deemed to hold stock indirectly through a related party, and in these cases the recapitalization could be treated as equivalent to a stock dividend. In that case, the Class A or Class B stock received would be classified as Section 306 stock.
          If the Class A or Class B stock is classified as Section 306 stock, the proceeds from a subsequent sale of the Class A or Class B stock would be treated as ordinary income (dividend income) to the extent that the fair market value of the stock sold, on the date distributed to the shareholder, would have been a dividend to such shareholder had the Company distributed cash in lieu of stock. Any excess of the amount received over the amount treated as ordinary income plus the cost basis of the stock will be treated as a capital gain and no loss, if any would be recognized. Under current tax law, this dividend income will be taxed at the same rates that apply to net capital gains (i.e., 5% and 15%). The current tax law provision in which dividends are taxed at net capital gain rates will not apply for tax years beginning after December 31, 2010. Unless any intervening tax legislation is enacted, ordinary income tax rates will be applicable for dividend income beginning January 1, 2011.
          Federal Income Tax Consequences to Shareholders Who Exercise Dissenters’ Rights
          If you receive cash as a result of exercising dissenters’ rights in the reclassification transaction and do not continue to hold shares of our common stock or Class A or Class B stock immediately after the reclassification transaction, you will be treated as having had your shares redeemed by us which will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on your situation, will be taxed as either:
(1)	A sale or exchange of the redeemed shares, in which case you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares with this gain being taxable at applicable capital gains rates; or

(2)	A cash distribution which is treated: (a) first, as a taxable dividend to the extent of our accumulated earnings and profits; (b) then, if the total amount of cash paid in the reclassification transaction exceeds our accumulated earnings and profits, as a tax-free return of capital to the extent of your tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.
          Under Section 302 of the Code, a redemption of your shares of our common stock as part of the reclassification transaction will be treated as a sale or exchange of the redeemed shares if any of the following are true:
•	the reclassification transaction results in a “complete termination” of your interest in First Commerce;

•	your receipt of cash is “substantially disproportionate” with respect to other shareholders; or

•	your receipt of cash is “not essentially equivalent to a dividend.”
          These three tests are applied by taking into account not only shares that you actually own, but also shares that you constructively own pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, you are deemed to constructively own shares owned by certain individuals and entities that are related to you in addition to shares you own directly. For example, you are considered to own shares owned by or for your spouse, children, grandchildren, and parents, which is referred to as “family attribution.” In addition, you are considered to own a proportionate number of shares owned by estates or certain trusts in which you have a beneficial interest, by partnerships in which you are a partner, and by corporations in which you own, directly or indirectly, 50% or more (in value) of the stock. Similarly, shares owned directly or indirectly by beneficiaries of estates or certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be treated as owned by these entities. This is referred to as “entity attribution.” You are also deemed to own shares which you have the right to acquire by exercise of an option. Furthermore, shares constructively owned by someone may be reattributed to you. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to you through family attribution.
          Complete Termination. If you receive cash as a result of exercising dissenters’ rights in the reclassification transaction and do not constructively own any of our common stock after the reclassification transaction, your interest in First Commerce will be completely terminated by the reclassification transaction, and you will receive sale or exchange treatment with respect to your common stock. Consequently, you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.
          If you receive cash in the reclassification transaction and would only constructively own shares of our common stock after the reclassification transaction as a result of family attribution, you may be able to avoid constructive ownership of the shares of our common stock by waiving family attribution and thereupon be treated as having had your interest in First Commerce completely terminated by the reclassification transaction. Among other things, waiving family attribution requires (a) that you have no interest in First Commerce (including as an officer, director, employee, or shareholder) other than an interest as a creditor during the 10-year period immediately following the reclassification transaction and (b) that you include an election to waive family attribution in your tax return for the year in which the reclassification transaction occurs.
          Substantially Disproportionate. If you receive cash in the reclassification transaction and immediately after the reclassification transaction you constructively own shares of our common stock, you must compare (a) your percentage ownership immediately before the reclassification transaction (i.e., the number of shares of common stock actually or constructively owned by you immediately before the reclassification transaction divided by 1,325,506, which is our current number of outstanding shares of common stock) with (b) your percentage ownership immediately after the reclassification transaction (i.e., the number of shares of common stock constructively owned by you immediately after the reclassification transaction divided by 1,026,855, which is our current estimate of the number of shares of common stock outstanding immediately after the reclassification transaction).
          If your post-reclassification transaction ownership percentage is less than 80% of your pre-reclassification transaction ownership percentage, the receipt of cash is “substantially disproportionate” with respect to you, and you will receive sale or exchange treatment with respect to your common stock. Consequently, you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.
          Not Essentially Equivalent to a Dividend. If (a) you exercise no control over the affairs of First Commerce (e.g., you are not an officer, director, or high ranking employee), (b) your relative stock interest in First Commerce is minimal, and (c) your post-reclassification transaction ownership percentage is less than your pre-reclassification transaction ownership percentage, then your receipt of cash is likely “not essentially equivalent to a dividend,” and you will receive sale or exchange treatment on your shares of our common stock exchanged for cash. For these purposes, constructive ownership of less than 1% of the outstanding shares is clearly a relatively minimal ownership interest, and constructive ownership of less than 5% of the outstanding shares is probably a relatively minimal ownership interest.
          Capital Gain and Loss
          For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will be subject to tax at ordinary income tax rates of up to 35%. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.
          Backup Withholding
          Shareholders who exercise dissenters’ rights and receive cash in the reclassification transaction would be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the reclassification transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal would require each such shareholder to deliver such information when the common stock certificates are surrendered following the effective time of the reclassification transaction. Failure to provide such information may result in backup withholding at a rate of 28%.
          As explained above, the amounts paid to you as a result of exercising dissenters’ rights in the reclassification transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The discussion of material U.S. federal income tax consequences of the reclassification transaction set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences of the reclassification transaction, in light of your specific circumstances.
Dissenters’ Rights
          Under Tennessee law, a shareholder who complies with the procedures set forth in Sections 48-23-102 through 48-23-302 of the TBCA relating to dissenters’ appraisal rights is entitled to receive in cash the fair value of his or her shares of common stock. A shareholder must comply strictly with the procedures set forth in Tennessee law relating to dissenters’ rights, which are set forth in Appendix B to this proxy statement. Failure to follow these procedures will result in a termination or waiver of a shareholder’s dissenters’ rights. A vote in favor of the reclassification transaction will constitute a waiver of your dissenters’ rights. Additionally, voting against the reclassification transaction, without compliance with the other requirements, including sending us notice of your intent to dissent prior to the special meeting, does not perfect your dissenters’ rights.
          To perfect your dissenters’ appraisal rights, you must not vote in favor of the reclassification transaction, and must deliver to us, before the vote is taken, written notice of your intent to demand payment for your shares if the reclassification transaction is effectuated. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, is the recommended form of transmittal) to D. Glenn Hardison, our Secretary/CFO, at 500 North Ellington Parkway, Lewisburg, Tennessee 37091. A shareholder who does not properly deliver this written notice is not entitled to payment for the shareholder’s shares.

     Within ten (10) days after the corporate action is authorized by the shareholders or effectuated (whichever occurs first), we will send each shareholder who satisfied the requirements above a dissenters’ notice. The dissenters’ notice will include direction as to where the shareholder must send a payment demand, where and when the certificates for the shares must be deposited, and will include a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person asserting dissenters’ rights acquired beneficial ownership of the shares before that date. The dissenters’ notice from us will also set a date by which we must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date such dissenters’ notice is delivered.
     A shareholder asserting his or her appraisal rights must execute and return the payment demand form to us, and deposit his or her certificates in accordance with the terms of the dissenter’s notice before the date specified in the dissenters’ notice.
     A shareholder who does not execute and return the payment demand form and deposit his or her certificates by the date set forth in the dissenters’ notice will no longer be entitled to appraisal rights. A shareholder who does demand payment for his or her shares may not withdraw such demand without our consent.
     A record shareholder may assert dissenter’s rights as to fewer than all the shares registered in his or her name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies us in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.
     As soon as the reclassification transaction is effectuated, or upon receipt of a payment demand, whichever is later, we will pay each dissenter who complied with the above requirements the amount we estimate to be the fair value of each dissenter’s shares, plus accrued interest. The payment will be accompanied by (1) our most recent audited and interim unaudited balance sheet, income statement, statement of changes in shareholders’ equity, and financial statements; (2) a statement of our estimate of the fair value of the shares; (3) an explanation of how the interest was calculated; and (4) a statement of the dissenter’s right to demand payment if the shareholder is dissatisfied with our payment or offer.
     A dissenting shareholder may notify us in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment previously made by us), or reject our offer under Section 48-23-208 of the TBCA and demand payment of the fair value of the dissenter’s shares and interest due, if the following conditions are met: (1) the dissenter believes that the amount paid or offered by us is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated; (2) we fail to make payment for the shares within two (2) months after the date set for demanding payment; or (3) we, having failed to effectuate the proposed action, do not return the deposited certificates within two (2) months after the date set for demanding payment.
     In order to demand payment under the above paragraph, the dissenter must notify us of the dissenter’s demand in writing within one (1) month after we made or offered payment for the dissenter’s shares.

     If a shareholder makes a demand for payment which remains unsettled, we will commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If we do not commence the proceeding within the two-month period, we shall pay each dissenter whose demand remains unsettled the amount demanded. We will make all dissenters whose demands remain unsettled parties to the proceeding as in an action against their shares. In this proceeding, the court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. Each dissenter made a party to the proceeding is entitled to judgment for either the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment.
     The court in an appraisal proceeding will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against us, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment with respect to their appraisal rights. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against us and in favor of any or all dissenters if the court finds we did not substantially comply with the requirements of the TBCA with respect to appraisal rights, or against either us or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Section 48-23-209 of the TBCA. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against us, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
     The foregoing does not purport to be a complete statement of the provisions of the TBCA relating to the statutory dissenter’s appraisal rights and is qualified in its entirety by reference to the dissenter’s appraisal rights provisions, which are reproduced in full in Appendix B to this proxy statement and which are incorporated herein by reference.
     We plan to estimate the “fair value” of our shares of common stock from the average of two values, one using a multiple of earnings and the other using book value. This price may also take into account the last known trade price for the common stock. The board may also choose to rely on an independent third party to determine the “fair value” of our shares.
Regulatory Requirements
     In connection with the reclassification transaction, we will be required to make filings with various federal and state governmental agencies, including:
•	filing of the amendments to our charter with the Tennessee Secretary of State, in accordance with Tennessee law; and

•	complying with federal and state securities laws, including filing of this proxy statement on Schedule 14A and a transaction statement on Schedule 13E-3 with the SEC.

Accounting Treatment
     The accounting treatment of the reclassification transaction will be in accordance with U.S. generally accepted accounting principles. Shares of common stock reclassified to Class A or Class B stock will result in a reduction of the total par value of common stock outstanding and an equal increase in Class A or Class B stock outstanding. For shares of common stock purchased from dissenters, common stock will be reduced by the par value and additional paid-in capital will be reduced by the excess of the redemption price over the par value.
Fees and Expenses
     We will be responsible for paying the reclassification transaction related fees and expenses, consisting primarily of fees and expenses of our attorneys and accountants and other related charges. We estimate that our expenses will total approximately $80,000, assuming the reclassification transaction is completed. This amount consists of the following estimated fees:

Description	Amount
Legal fees and expenses	$60,000
Accounting fees and expenses	15,000
Printing and mailing costs	5,000

Total	$80,000
     We anticipate that these fees will be paid through dividends from our subsidiary First Commerce Bank.

DESCRIPTION OF CAPITAL STOCK
Current Capital Stock
     Common stock
     We currently have 20,000,000 shares of authorized common stock, par value $1.00 per share. As of the record date, we had 1,069 registered shareholders of record and 1,325,506 shares of common stock outstanding. The outstanding shares of common stock are fully paid and nonassessable. The holders of our common stock have one vote per share in all proceedings in which action shall be taken by our shareholders.
     Rights to dividends
     We paid a stock dividend in the fourth quarter of 2006 amounting to 2 shares per 100 shares owned with cash paid for fractional shares to all holders of common stock. The holders of our common stock are entitled to dividends when, as, and if declared by our board of directors out of funds legally available for dividends. Under Tennessee law, dividends may be legally declared or paid only if, after their payment, we can pay our debts as they come due in the usual course of business, and then only if our total assets equal or exceed the sum of our liabilities.
     General voting requirements
     The holders of our common stock have sole voting control over the Company. Except for amendments to paragraphs 2, 3, 4, 6, 10 and 11 of our charter and for such greater voting requirements as may be required by law, the affirmative vote of the holders of a majority of the shares of common stock voting on a matter is required to approve any action for which shareholder approval is required. Amendment of the foregoing paragraphs of our charter requires the affirmative vote of 70% of the voting common stock.
     Rights upon liquidation and sale of control transactions
     In the event of our voluntary or involuntary liquidation or dissolution, or the winding-up of our affairs, or any merger, share exchange, sale of substantially all of the assets of First Commerce or similar sale of control transactions, our assets will be applied first to the payment, satisfaction and discharge of our existing debts and obligations, including the necessary expenses of dissolution or liquidation, and then pro rata to the holders of our common stock.
     Preferred Stock
     We currently have 20,000,000 shares of authorized preferred stock, no par value per share, and no shares of preferred stock outstanding.
Class A and Class B Stock to be Issued if Reclassification Transaction Approved
     Our charter does not currently authorize us to issue any shares of Class A or Class B stock. The amendment to our charter that you will consider at the special meeting will provide for (a) the reduction of authorized common stock from 20,000,000 to 18,000,000; (b) the authorization of 1,000,000 shares of a new class of Class A stock; (c) the authorization of 1,000,000 shares of a new class of Class B stock; and (d) the reclassification of shares of common stock held by shareholders who own between 204 and 1,020 shares of common stock into shares of Class A stock; and the reclassification of shares of common stock held by shareholders who own less than 204 shares of common stock into shares of Class B stock. The reclassification transaction will be made on the basis of one share of Class A or Class B stock for each share of common stock held.
     As to the remaining authorized shares of Class A and Class B stock which will not be issued in the reclassification transaction, our board of directors has the authority, without approval of our shareholders, from time to time to authorize the issuance of such stock in one or more series for such consideration and, within certain limits, with such relative rights, preferences and limitations as our board of directors may determine. The relative rights, preferences and limitations that our board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because our board of directors has the power to establish the relative rights, distributions and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of Class A or Class B stock to be issued in the reclassification transaction. Although our board of directors has no intention at the present time of doing so, it could cause the issuance of any additional shares of Class A or Class B stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.
General
     The shares of Class A and Class B stock to be issued in the reclassification transaction will be fully paid and nonassessable shares of Class A and Class B stock.
Rank
     The Class A and Class B stock, with respect to dividend rights, rank senior to the common stock and to all other classes and series of equity securities of the Company, other than any classes or series of equity securities that we subsequently issue ranking on a parity with, or senior to the Class A or Class B stock, as to dividend rights. The relative rights and preferences of the Class A and Class B stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of Class A or Class B stock and equity securities designated by our board of directors. The Class A and Class B stock is junior to indebtedness issued from time to time by the Company, including notes and debentures.
Dividend Rights
     In the event that dividends are paid on our common stock, holders of Class A stock shall be entitled to receive dividends which are 3% more than dividends paid on our common stock. We are not required to pay any dividends on the Class A stock, and no cumulative dividends will be paid on Class A stock.
     In the event that dividends are paid on our common stock, holders of Class B stock shall be entitled to receive dividends which are 5% more than dividends paid on our common stock. We are not required to pay any dividends on the Class B stock, and no cumulative dividends will be paid on Class B stock.

Voting Rights
     Holders of Class A stock shall have no general voting control over the Company and shall be entitled to vote only upon any merger, share exchange, sale of substantially all of the assets, voluntary dissolution of the Company and except as otherwise required by law. On those matters on which the holders of the Class A stock are entitled to vote, the holders have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with our bylaws. Except as may otherwise be provided for by law, the holders of Class A stock vote together with the holders of common stock on matters to which they are entitled to vote.
     Holders of Class B stock shall have no general voting control over the Company and shall have no voting rights except as may be required by law. Specifically, Section 48-20-104 of the TBCA requires that a class or series of shares with no voting rights be nonetheless entitled to vote on any proposed amendment to the charter of the Company that would result in any of the following actions: (1) increase or decrease the aggregate number of authorized shares of that class; (2) effect an exchange or reclassification of all or part of the shares of that class into shares of another class; (3) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of that class; (4) change the designation, rights, preferences, or limitations of all or part of the shares of that class; (5) change the shares of all or part of that class into a different number of shares of the same class; (6) create a new class or change a class with subordinate and inferior rights into a class of shares, having rights or preferences with respect to distributions or dissolution that are prior, superior, or substantially equal to the shares of that class, or increase the rights, preferences or number of authorized shares of any class having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of that class; (7) limit or deny an existing preemptive right of all or part of the shares of that class; (8) authorize the issuance as a share dividend of shares of such class in respect of shares of another class; or (9) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of that class. On those matters on which the holders of the Class B stock are entitled to vote, the holders have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with our bylaws. Except as may otherwise be provided for by law, the holders of Class B stock vote together with the holders of common stock and Class A stock on matters to which they are entitled to vote.
Conversion Rights
     Neither the shares of Class A nor Class B stock shall be convertible to shares of common stock.
Rights Upon Liquidation and Sale of Control Transaction
     In the event of any voluntary or involuntary liquidation, dissolution or winding up of First Commerce, the assets will be applied first to payment of our debts and obligations, including the payment of necessary expenses of dissolution or liquidation, and then, after satisfying the terms of any preferred stock entitled to preference upon such liquidation, if any, applied pro rata to the holders of the common stock, the Class A stock and the Class B stock. Shares of common stock, Class A stock and Class B stock shall be entitled to receive the same consideration per share in any merger, share exchange, sale of substantially all of the assets of the Company or similar change in control transaction.

Preemptive Rights
     Holders of Class A or Class B stock do not have any preemptive rights to purchase any additional shares of Class A or Class B stock or shares of any other class of our capital stock that may be issued in the future.
Redemption Rights
     Holders of Class A or Class B stock have no right to require that we redeem their shares nor do we have the right to require the holders of Class A or Class B stock to sell their shares to us.
Transactions Involving Our Securities.
     Set forth below are transactions during the past 60 days involving shares of our common stock made by our directors, officers, employees and affiliates:

Date	Name	Stock Options Exercised	Exercise Price
3/27/07	William B. Marsh	6,768	$10.00
4/23/07	David Jent	2,573	10.00
4/23/07	Walter Bussart	5,000	10.00
5/10/07	Linda Nunley	473	10.00
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
Q:	When is the special meeting?

A:	July ___, 2007, [___] a.m. Central Daylight Time.

Q:	Where will the special meeting be held?

A:	In the Main Office of First Commerce Bank, located at 500 North Ellington Parkway, Lewisburg, Tennessee 37091.

Q:	What items will be voted upon at the special meeting?

A:	You will be voting upon the following matters:
1.	Amendment to our Charter and Reclassification of Common Stock. To amend our charter to provide for the authorization of two new classes of common stock, Class A stock and Class B stock and to reclassify certain of our shares of existing common stock into Class A stock and Class B stock for the purpose of discontinuing the registration of our common stock under the Securities Exchange Act of 1934, as amended.

2.	Other Business. To transact such other business as may properly come before the special meeting or any adjournment of the special meeting.
Q:	Who can vote?

A:	You are entitled to vote your common stock if our records show that you held your shares as of the close of business on ___, 2007, the record date.

Each shareholder is entitled to one vote for each share of common stock held on ___, 2007. On that date, there were ___ shares of our common stock outstanding and entitled to vote. The common stock is our only class of outstanding voting securities. Our shareholders are not entitled to cumulative voting rights.

Q:	How do I vote by proxy?

A:	If you sign, date and return your proxy card before the special meeting, we will vote your shares as you direct. For the amendments to our charter and the reclassification of our common stock, you may vote “for”, “against” or you may “abstain” from voting.

If you return your signed proxy card but do not specify how you want to vote your shares, we will vote them “for” the charter amendments and the reclassification of common stock.

The board of directors knows of no other business to be presented at the special meeting. If any matters other than those set forth above are properly brought before the special meeting, the individuals named in your proxy card may vote your shares in accordance with their best judgment. We will not use discretionary authority granted by proxies voting against the proposal to amend our charter and to reclassify our common stock in order to adjourn the meeting to solicit additional votes and only those proxies (1) voting in favor of the proposal to amend our charter and to reclassify our common stock, (2) abstaining from the vote or (3) which are unmarked will be voted for adjournment or postponement.

Q:	How do I change or revoke my proxy?

A:	You can change or revoke your proxy at any time before it is voted at the special meeting by:
1.	submitting another proxy with a more recent date than that of the proxy first given; or

2.	attending the special meeting and voting in person, although attendance by itself will not revoke a previously granted proxy; or

3.	sending written notice of revocation to our corporate secretary, D. Glenn Hardison, at First Commerce Bancorp, Inc., 500 North Ellington Parkway, Lewisburg, Tennessee 37091.
Q:	If I return my proxy can I still attend the special meeting?

A:	You are encouraged to mark, sign and date the enclosed form of proxy and return it promptly in the enclosed postage-paid envelope, so that your shares will be represented at the special meeting. However, returning a proxy does not affect your right to attend the special meeting and vote your shares in person.

Q:	What is the vote required to approve the charter amendment and the reclassification?

A:	A: The charter amendment providing for the reclassification of our common stock must be approved by the affirmative vote of the holders of 70% of our outstanding common voting shares. As of the record date, holders of our shares of common voting stock whose shares will remain common stock after the reclassification transaction own approximately 77.4% of our standing shares of common voting stock. Therefore, if all of our shareholders whose shares of common stock will remain common stock after the reclassification transaction vote in favor of the charter amendment it will be approved. Not including stock options, as of the record date, our directors and executive officers beneficially owned 18.8% of our common stock. Because the charter amendment and reclassification transaction must be approved by the holders of at least 70% of our outstanding common stock, the proposal must receive support of non-director or executive officer shareholders holding in excess of 50% of the outstanding shares.

Q:	What constitutes a “quorum” for the meeting?

A:	A majority of the outstanding shares of our common stock, present or represented by proxy, constitutes a quorum. We need 662,754 shares of our common stock, present or represented by proxy, to have a quorum. A quorum is necessary to conduct business at the special meeting. You are part of the quorum if you have voted by proxy. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted shares for purposes of determining the approval of any matter submitted to the shareholders for a vote. Because approval of the charter amendment and the reclassification transaction require approval by the affirmative vote of the holders of 70% of our shares of outstanding common stock, abstentions will have the same effect as a “NO” vote. If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to such matter. Broker-non votes will also have the same effect as a “NO” vote for the charter amendment and the reclassification transaction proposal.

Q:	Who pays for the solicitation of proxies?

A:	This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. We will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies. In addition to being solicited through the mails, proxies may be solicited personally or by telephone, facsimile, electronic mail, or telegraph by officers, directors, and employees of First Commerce who will receive no additional compensation for such activities. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons. These brokerage houses and other custodians, nominees, and fiduciaries will be reimbursed for their reasonable expenses incurred in such connection. We have not retained any outside party to assist in the solicitation of proxies.

Q:	When are shareholders proposals for the 2008 annual meeting due?

A:	For a shareholder proposal to be considered for inclusion in our proxy statement for the 2008 annual meeting, which is expected to be held on Tuesday, April 22, 2008, the written proposal must be received by the D. Glenn Hardison, our secretary, at our principal executive offices no later than November 30, 2007. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of the 2007 annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Both the proponent of such proposals, and the proposals themselves, must also meet the requirements of SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. Proposals should be addressed and sent as set forth below

For a shareholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the shareholder must deliver timely notice thereof to the D. Glenn Hardison. In general, we require that the notice be received by Mr. Hardison:
•	Not earlier than the close of business on January 23, 2008; and

•	Not later than the close of business on February 22, 2008.
As noted above, it is anticipated that the 2008 annual meeting will be held on April 22, 2008.

All proposals and nominations should be sent in such a manner that they are easily identified as important shareholder communications. They should be and labeled as follows:
Chairman of the Board
First Commerce Bancorp, Inc.
500 North Ellington Parkway
Lewisburg, Tennessee 37091
SHAREHOLDER COMMUNICATION ENCLOSED
Risk of timely delivery of shareholder proposals or other business, and risk of compliance with applicable rules concerning such business, is and remains on the proponent. Because risk of non-delivery or untimely delivery remains with you, we urge you to use caution in mailing any proposals to us.
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
     The following table provides information, as of May 14, 2007, with respect to the following beneficial owners of our common stock:
•	Each person or group owning at least five percent of our shares;

•	Each director, nominee for director and named executive officer, which includes our chief executive officer, chief operating officer and chief financial officer; and

•	All executive officers and directors as a group.
     The percentages of shares outstanding provided in the table are based on 1,325,506 voting shares outstanding as of May 14, 2007. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. Shares issuable upon exercise of options that are exercisable within sixty days of May 14, 2007 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

			Percent of
	Amount and Nature	Percent of	Outstanding Common
Name and Address of Beneficial	of Beneficial Owner	Outstanding	Stock Post-
Owner (1)	(2)(3)	Common Stock (%)	Reclassification (%)
5% Shareholders
William H. Coble, Jr. 1028 Nashville Highway Lewisburg, Tennessee 37091	77,757	5.86%	7.56%

Directors:
Walter W. Bussart	20,274	1.53%	1.97%

			Percent of
	Amount and Nature	Percent of	Outstanding Common
Name and Address of Beneficial	of Beneficial Owner	Outstanding	Stock Post-
Owner (1)	(2)(3)	Common Stock (%)	Reclassification (%)
John O. Chunn	28,944	2.17%	2.80%

Glenn Hardison	30,230	2.25%	2.90%

Thomas H. Hawkins, III	20,274	1.52%	1.96%

Allen L. Henderson, Jr.	21,294	1.60%	2.06%

David H. Jent	28,587	2.15%	2.78%

W.B. Marsh	58,718	4.43%	5.71%

James P. Moon	73,821	5.54%	7.13%

James L. Russell, Jr.	20,376	1.53%	1.97%

Robert E. Wiles, Jr.	19,696	1.48%	1.90%

Directors and executive officers of the Company as a group (10 persons)	322,214	23.03%	29.28%

(1)	The address for each of the directors and executive officers set forth in the table above is 500 North Ellington Parkway, Lewisburg, Tennessee 37091.

(2)	This information has been furnished by the directors and officers of the Company. Unless otherwise indicated, a shareholder possesses sole voting and investment power with respect to all of the shares shown opposite his name, including shares held in his individual retirement account. Shares held in self-directed individual retirement accounts have been shown in each director’s total, and classified as subject to the director’s sole voting and dispositive authority. The total shown include shares held in the name of spouses, minor children, certain relatives, trusts, estates, custodial arrangements for children, and certain affiliated companies and/or business entities as to which beneficial ownership may be disclaimed.

(3)	The amounts shown include the following shares that are issuable upon the exercise of options that are (a) currently exercisable or (b) exercisable within 60 days following May 14, 2007: Mr. Coble (1,094), Mr. Bussart (3,034), Mr. Chunn (8,034), Mr. Hardison (17,314), Mr. Hawkins (8,034), Mr. Henderson (8,034), Mr. Jent (2,888), Mr. Marsh (792), Mr. Moon (8,034), Mr. Russell (8,034), Mr. Wiles (9,415), and all directors and executive officers as a group (73,613).
SELECTED HISTORICAL FINANCIAL INFORMATION (UNAUDITED)
     Set forth below is our selected historical consolidated financial information, which was derived from the audited consolidated financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, which we refer to as the Annual Report, and from our unaudited financial statements included in our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, which we refer to as the Quarterly Report, and from other information and data contained in the Annual Report and the Quarterly Report. The financial information that follows is qualified in its entirety by reference to, and should be read in conjunction with, the Annual Report, the Quarterly Report and all of the financial statements and related notes contained in the Annual Report and the Quarterly Report and in all other information filed with the SEC, copies of which may be obtained as set forth below under the caption “Other Matters — Where You Can Find More Information” on page 59.
     The following schedule presents the results of operations, cash dividends declared, total assets, stockholder’s equity and per share information for the Company (or prior to October 6, 2006, the Bank) for the quarters ended March 31, 2007 and 2006, for each of the four years ended December 31, 2006 and for the period from December 2, 2002 through December 31, 2002:
FIRST COMMERCE BANCORP, INC. FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months
	Ended March 31,		As of and for the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(unaudited)
	In Thousands, Except Per Share Information
CONSOLIDATED BALANCE SHEETS:
End of period:
Total assets	$178,292	$156,776	$174,398	$146,718	$115,873	$78,528	$20,959
Loans, net	117,945	99,738	113,083	98,230	77,149	61,598	11,645
Securities	41,975	44,040	43,855	36,386	25,383	11,363	500
Deposits	156,851	137,503	153,682	132,513	102,811	66,604	8,882
Stockholders’ equity	14,947	13,258	14,401	13,089	12,628	11,654	11,815

CONSOLIDATED STATEMENTS OF EARNINGS
Interest income	2,834	2,270	10,081	7,322	4,949	2,831	79
Interest expense	1,525	1,045	5,062	2,959	1,664	788	29

Net interest income	1,309	1,225	5,019	4,363	3,285	2,043	50

Provision for loan losses	49	18	168	215	236	648	147

Net interest income after provision for loan losses	1,260	1,207	4,851	4,148	3,049	1,395	(97)
Non-interest income	259	137	848	521	304	125	2
Non-interest expense	1,056	918	4,012	3,205	2,403	1,550	581

Earnings (loss) before income taxes	463	426	1,687	1,464	950	(30)	(676)

Income tax expense	155	163	609	499	113	—	—

Net earnings (loss)	$308	$263	$1,078	$965	$837	$(30)	$(676)

Comprehensive earnings (loss)	$392	$151	$1,235	$517	$914	$(170)	$(676)

PER SHARE DATA:
Basic earnings (loss) per common share	$0.24	$0.21	$0.85	$0.76	$0.67	$(0.02)	$(0.54)

Diluted earnings (loss) per common share	$0.22	$0.19	$0.80	$0.72	$0.65	$(0.02)	$(0.54)

Cash dividends per share	$—	$—	$—	$0.17	$—	$—	$—

Stock dividends per share	$—	$—	$0.02	$—	$—	$—	$—

Book value per share, end of year (period)	$11.35	$10.41	$11.06	$10.29	$10.05	$9.32	$9.46

RATIOS:
Return on average stockholders’ equity	8.58%	8.04%	7.96%	7.50%	6.98%	—%	—%

Return on average assets	0.70%	0.68%	0.66%	0.73%	0.85%	—%	—%

Average stockholders’ equity to average assets	8.12%	10.41%	8.35%	9.74%	12.24%	20.72%	63.54%

Earnings to fixed charges	613.33%	545.76%	549.17%	96,600.00%	—%	—%	—%

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
     The summary pro forma balance sheet data is based on historical data as of March 31, 2007, adjusted to give effect to the conversion of 261,706 shares of common stock (which constitute the shares held by those holders of shares of common stock between 204 and 1,020) into shares of Class A stock and the conversion of 37,945 shares of common stock (which constitute the shares held by those holders of fewer than 204 shares of common stock) into shares of Class B stock in the reclassification transaction. The number of shares of common stock convertible into shares of Class A and Class B stock have changed subsequent to March 31, 2007, and are now 261,706 shares and 37,945 shares, respectively. The pro forma balance sheet data is based on the assumption that an aggregate of 261,706 shares of common stock will be converted into an equal number of shares of Class A stock, an aggregate of 37,945 shares of common stock will be converted into an equal number of shares of Class B stock and that expenses of $80,000 will be incurred in the reclassification transaction. We have assumed that all of the cash required for the expenses of the transaction was paid from a cash dividend paid to us by our bank subsidiary. We have not adjusted the pro forma income statement data for the effects of the anticipated cost savings expected as a result of the transaction which are estimated at $161,500 for the first twelve months following the transaction, since the most significant expense relates to implementation of Section 404 of the Sarbanes-Oxley Act.
     The following summary unaudited consolidated financial information gives effect to the reclassification transaction as if it had occurred on January 1, 2007 for the three months ended March 31, 2007 information and January 1, 2006 for the year ended December 31, 2006 information. The pro forma information set forth below is not necessarily indicative of what our actual financial position would have been had the transaction been consummated as of the above referenced dates or of the financial position that may be reported by us in the future.

FIRST COMMERCE BANCORP, INC.
Consolidated Pro Forma Balance Sheet
March 31, 2007
(In Thousands, Except Per Share Data)

	Historical	Pro Forma Adjustments		Pro Forma
Assets
Loans, net of allowance for loan losses of $1,372	$117,945			$117,945
Securities available-for-sale, at market (amortized cost $39,913)	39,476			39,476
Securities held-to-maturity, at cost (market value $2,454)	2,499			2,499
Restricted equity securities	602			602
Interest-bearing deposit in financial institution	106			106
Federal funds sold	8,643			8,643

Total earning assets	169,271			169,271

Cash and due from banks	2,164	49	(2)	2,115
Premises and equipment, net	3,582			3,582
Accrued interest receivable	1,157			1,157
Deferred income taxes	378			378
Other assets	1,740			1,740

Total assets	$178,292			$178,243

Liabilities and Stockholders’ Equity

Deposits	$156,851			$156,851
Accrued interest payable	1,043			1,043
Advances from Federal Home Loan Bank	5,000			5,000
Other liabilities	451			451

Total liabilities	163,345			163,345

Stockholders’ equity:
Preferred stock, no par value, authorized 20,000,000 shares, no shares issued	—			—
Common stock, par value $1.00 per share, 18,000,000 shares authorized and 1,026,855 shares issued and outstanding	1,318	(300	)(1)	1,018
Class A stock, par value $1.00 per share 1,000,000 shares authorized, 261,706 issued	—	262	(1)	262
Class B stock, par value $1.00 per share, 1,000,000 shares authorized, 37,945 shares issued	—	38	(1)	38
Additional paid-in capital	12,322			12,322
Retained earnings	1,577	(49	)(2)

				1,528
Net unrealized losses on available-for-sale securities, net of income taxes of $167,000	(270)			(270)

	14,947			14,898

COMMITMENTS AND CONTINGENT LIABILITIES

Total liabilities and stockholders’ equity	$178,292			$178,243

(1)	To record the reclassification of Class A and B stock.

(2)	To record expenses of reclassification of $80,000, net of taxes of $31,000.

FIRST COMMERCE BANCORP, INC.
Consolidated Pro Forma Statement of Earnings
For The Three Months Ended March 31, 2007
(In Thousands — Except Per Share and Ratio Data)

	Historical	Pro Forma Adjustments	Pro Forma
Interest income:
Interest and fees on loans	$2,240		$2,240
Interest and dividends on securities:
Taxable securities	504		504
Exempt from Federal income taxes	11		11
Interest and dividends on restricted equity securities	6		6
Interest on Federal Funds sold	73		73

Total interest income	2,834		2,834

Interest expense:
Interest on negotiable order of withdrawal accounts	23		23
Interest on money market demand and savings accounts	175		175
Interest on certificate of deposits over $100,000	756		756
Interest on certificate of deposits — other	511		511
Interest on advances from Federal Home Loan Bank	60		60

Total interest expense	1,525		1,525

Net interest income before provision for loan losses	1,309		1,309

Provision for loan losses	49		49

Net interest income after provision for loan losses	1,260		1,260

Non-interest income	259		259
Non-interest expense	1,056		1,056

Earnings before income taxes	463		463

Income taxes	155		155

Net earnings	$308		$308

Basic earnings per common Class A and Class B share	$0.24		$0.24

Diluted earnings per common, Class A and Class B share	$0.22		$0.22

Dividends per share:
Common shares	$—		$—

Class A shares	$—		$—

Class B shares	$—		$—

(1)	The proposed transaction would not have a material effect on the income statement as all transaction costs would be financed with existing non-interest bearing cash. Most of the anticipated savings will occur on a prospective basis.

FIRST COMMERCE BANCORP, INC.
Consolidated Pro Forma Statement of Earnings
For The Year Ended December 31, 2006
(In Thousands — Except Per Share and Ratio Data)

	Historical	Pro Forma Adjustments	Pro Forma
Interest income:
Interest and fees on loans	$7,821		$7,821
Interest and dividends on securities:
Taxable securities	1,980		1,980
Tax exempt from Federal income taxes	3		3
Interest and dividends on restricted equity securities	20		20
Interest on federal funds sold	256		256
Interest on interest-bearing deposit in financial institution	1		1

Total interest income	10,081		10,081

Interest expense:
Interest on negotiable order of withdrawal accounts	85		85
Interest on money market demand and savings accounts	637		637
Interest on certificates of deposit	4,100		4,100
Interest on advances from Federal Home Loan Bank	240		240

Total interest expense	5,062		5,062

Net interest income	5,019		5,019

Provision for loan losses	168		168

Net interest income after provision for loan losses	4,851		4,851

Non-interest income	848		848

Non-interest expense	4,012		4,012

Earnings before income taxes	1,687		1,687

Income taxes	609		609

Net earnings	$1,078		$1,078

Basic earnings per common Class A and Class B share	$0.85		$0.85

Diluted earnings per common Class A and Class B share	$0.80		$0.80

Ratio of earnings to fixed charges	549.17%		549.17%

Stock dividends per share:
Common shares	0.02		0.02

Class A shares	—		0.02

Class B shares	—		0.02

(1)	The proposed transaction would not have a material effect on the historical income statement as all transaction costs would be financed with existing non-interest bearing cash. Most of the anticipated savings will occur on a prospective basis.

(2)	Proforma dividends per share are based upon paying a 3% premium to the Class A shareholders and 5% premium to Class B shareholders.

MARKET PRICE OF COMMON STOCK AND
DIVIDEND INFORMATION
Market for Common Stock
There is no established market for First Commerce’s common stock and trading, if any, is very thin. First Commerce has no “trading symbol” and it is not listed on any exchange known to management. Many transactions are believed to be privately negotiated. Management believes that Southern Middle Tennessee, especially Marshall County, is the principal market area for the common stock. The following table sets forth the high and low sales prices per share of the common stock for each quarter of fiscal 2005, 2006 and 2007. Such information may not include all transactions in First Commerce’s common stock for the respective periods shown, and it is possible that transactions occurred during the periods reflected or discussed at prices higher or lower than the prices set forth below.
The following table shows quarterly high and low trade prices for First Commerce Bank’s (prior to October 6, 2006), and First Commerce’s (after October 6, 2006) common stock as reported to First Commerce Bank and First Commerce:

	High Price	Low Price
Calendar Quarter	Per Share	Per Share

2007
First Quarter	$27.00	$27.00
Second Quarter (through May 25, 2007)	27.00	27.00

2006
First Quarter	$26.00	$26.00
Second Quarter	27.00	26.00
Third Quarter	27.00	27.00
Fourth Quarter	27.00	27.00

2005
First Quarter	$22.00	$22.00
Second Quarter	30.00	22.00
Third Quarter	25.00	25.00
Fourth Quarter	26.00	25.00
     There is a limited public trading market for our common stock. Because of the typically small volume of trading and the fact that those closely affiliated with us may be involved in particular transactions, the prices shown above may not necessarily be indicative of the fair market value of the common stock or of the prices at which the common stock would trade if there were an established public trading market. Accordingly, there can be no assurance that the common stock will subsequently be purchased or sold at prices comparable to the prices set forth above.
     The number of record holders, including those shares held in “nominee” or “street name,” of our common stock at ___, 2007 was approximately 1,069.

Dividends
     We paid a stock dividend in the fourth quarter of 2006 amounting to 2 shares for each 100 shares owned with cash paid for fractional shares. In 2005, First Commerce Bank, paid a cash dividend of $0.17 per share in the fourth quarter. We expect to continue a dividend policy of paying a stock dividend at least for fiscal year 2007 and, assuming continued growth consistent with historical experience, it is currently expected that we would continue its strategy indefinitely. However, we could in the future elect to pay cash dividends in 2007 or in later years if so determined by our board of directors based on factors such as regulatory and working capital needs, asset growth, and results of operations and we can provide no assurance that we will continue to pay cash or stock dividends nor can we provide any certainty on the amount of dividends that we may pay.
     Our ability to pay dividends is limited by Tennessee law. Because substantially all of our operations are conducted through First Commerce Bank, our ability to pay cash dividends also is dependent on First Commerce Bank’s ability to pay a cash dividend to us. Tennessee law further restricts the timing and amount of dividends that may be paid by a Tennessee banking corporation such as First Commerce Bank. In no event is a Tennessee chartered bank permitted to pay dividends in any calendar year that exceed the total of its net income of that year combined with its retained net income of the preceding two years without the prior approval of the Commissioner of the Tennessee Department of Financial Institutions. Prior regulatory approval must be obtained before declaring any dividends if the amount of First Commerce Bank’s capital, and surplus is below certain statutory limits.
     Any dividends that may be declared and paid by us will depend upon our earnings, financial condition, regulatory and prudential considerations, and or other factors affecting us that cannot be reliably predicted.
     The payment of dividends by First Commerce Bank, as with any federally regulated commercial bank, is, of course, dependent upon its earnings and financial condition and, in addition to the limitations discussed above, is subject to the statutory power of certain federal regulatory agencies to act to prevent unsafe or unsound banking practices.
Prior Public Offerings and Stock Purchases
     As described in First Commerce’s Current Report on Form 8-K12g3 filed with the SEC on October 10, 2006, First Commerce acquired all of the outstanding shares of First Commerce Bank’s common stock on October 6, 2006. By virtue of this transaction, all of First Commerce Bank’s outstanding capital stock was converted, on a share-for-share basis, into capital stock of First Commerce, and First Commerce became the sole shareholder of First Commerce Bank. As a result, each shareholder of First Commerce Bank became the owner of an identical number of shares of common stock of First Commerce. Additionally, First Commerce assumed First Commerce Bank’s 2002 Stock Option Plan and the awards outstanding thereunder so that each outstanding option to purchase shares of First Commerce Bank’s common stock now constitutes an option to purchase, upon the same terms and conditions, an identical number of shares of First Commerce’s common stock.
     The total number of shares issued in the transaction was 1,274,538. These shares, which were not registered under the Securities Act of 1933, were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933 provided by Section 3(a)(12) of the Securities Act of 1933, as each shareholder of First Commerce Bank received securities of the same class, evidencing the same proportional interests in First Commerce and having substantially the same designations, rights, powers, preferences, qualifications, limitations and restrictions, as those that the shareholder held in First Commerce Bank. In addition, the provisions of the charter and bylaws of First Commerce are substantially identical to those of First Commerce Bank and the designations, rights, powers and preferences of the capital stock of First Commerce and the qualifications, limitations and restrictions thereof are substantially identical to those of First Commerce Bank’s capital stock immediately prior to the consummation of the transaction.
SHAREHOLDER PROPOSALS AND NOMINATIONS
FOR THE 2008 ANNUAL MEETING
Requirements of First Commerce’s Charter and Bylaws
     First Commerce’s bylaws provide that, at an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (b) brought before the meeting by or at the direction of the board of directors, or (c) otherwise properly brought before the meeting by a shareholder.
     For business to be properly brought before an annual meeting by a shareholder, the shareholder must have delivered timely notice thereof in writing to the secretary of First Commerce. Except as provided in Section 5.2 of Article II of the bylaws, and unless otherwise provided pursuant to applicable law (including, without limitation, federal securities laws), in order to be timely a shareholder’s notice must be delivered to or mailed and received by the president or the corporate secretary at the principal executive offices of First Commerce not less than sixty days nor more than ninety days prior to the meeting; provided, however, that in the event that less than sixty days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made.
     A shareholder’s notice to the secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on First Commerce’s books, of the shareholder proposing such business, (c) the class and number of shares of First Commerce which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business; and if there are one or more nominees to be elected director(s), then all of the information regarding such shareholder’s name and address and the number and class of all shares of each class of stock of First Commerce beneficially owned by such shareholder, including all of the information specified in Section 5.2 of Article II of the bylaws. The term “shares beneficially owned” is defined as all shares as to which such person, together with such person’s affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended), may be deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, as well as all shares as to which such person, together with such person’s affiliates and associates, has the right to become the beneficial owner pursuant to any agreement or understanding, or upon the exercise of warrants, options or rights to convert or exchange (whether such rights are exercisable immediately or only after the passage of time or the occurrence of conditions).
     Notwithstanding anything in the bylaws to the contrary, no business shall be conducted at an annual or special meeting except in accordance with the procedures set forth in Article I, Section 10 of First Commerce’s bylaws. The person presiding at the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine whether such notice has been duly given and shall direct that proposals and nominees not be considered if such notice has not been given. The presiding officer of an annual or special meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of Section 10 of First Commerce’s bylaws; and if she or he should so determine, she or he shall declare that to the meeting and any such business not properly brought before the meeting shall not be transacted.
     According to First Commerce’s charter and bylaws, nominations for election to the Board of Directors may be made by the Board of Directors (or any committee of the Board) or by any shareholder of any outstanding class of capital stock of the Company entitled to vote for election of directors. Nominations other than those made by or on behalf of the existing management of First Commerce, shall be made in writing and shall be delivered or mailed to the president of First Commerce not less than ten (10) days nor more than forty-five (45) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the president of First Commerce not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. According to First Commerce’s charter, the notification is to contain the following information to the extent known to the notifying shareholder:
•	The name and address of each proposed nominee.

•	The principal occupation of each proposed nominee.

•	The total number of shares of capital stock of First Commerce that will be voted for each proposed nominee.

•	The name and residence address of the notifying shareholder.

•	The number of shares of capital stock of First Commerce owned by the notifying shareholder. For nominations not made in accordance herewith, the chairperson of the meeting, in his/her discretion, may disregard the nomination, and upon his/her instructions, the vote tellers may disregard all votes cast for each such nominee.
     First Commerce requires also that the notice shall include each nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.
     Nominations at either an annual or special meeting must have been made in accordance with the foregoing procedure and nominations from the floor of the meeting will not be valid.
Shareholder Proposals
     For a shareholder proposal to be considered for inclusion in our proxy statement for the 2008 annual meeting, which is expected to be held on Tuesday, April 22, 2008, the written proposal must be received by the D. Glenn Hardison, our secretary, at our principal executive offices no later than November 30, 2007. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of the 2007 annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Both the proponent of such proposals, and the proposals themselves, must also meet the requirements of SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. Proposals should be addressed and sent as set forth below

     For a shareholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the shareholder must deliver timely notice thereof to the D. Glenn Hardison. In general, we require that the notice be received by Mr. Hardison:
•	Not earlier than the close of business on January 23, 2008; and

•	Not later than the close of business on February 22, 2008.
     As noted above, it is anticipated that the 2008 annual meeting will be held on April 22, 2008.
     All proposals and nominations should be sent in such a manner that they are easily identified as important shareholder communications. They should be and labeled as follows:
Chairman of the Board
First Commerce Bancorp, Inc.
500 North Ellington Parkway
Lewisburg, Tennessee 37091
SHAREHOLDER COMMUNICATION ENCLOSED
     Risk of timely delivery of shareholder proposals or other business, and risk of compliance with applicable rules concerning such business, is and remains on the proponent. Because risk of non-delivery or untimely delivery remains with you, we urge you to use caution in mailing any proposals to us.
CERTAIN TRANSACTIONS
     Certain directors and officers of First Commerce and First Commerce Bank, businesses with which they are associated, and members of their immediate families are customers of First Commerce and have had transactions with First Commerce in the ordinary course of First Commerce’s business. All material transactions involving loans and commitments to such persons and businesses have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. Set forth below is information regarding loans made to related parties in each of the last three years:

	Total Dollar Amount of
	Loans to Directors,	Total Amount of Loans	Total Amount of Loans
Year Ending	Officers, and Their	As A Percentage of Net	As A Percentage of
December 31	Affiliates	Loans	Shareholders Equity
2006	$6,654,000	5.88%	46.21%
2005	6,098,000	6.21%	46.59%
2004	4,337,000	5.62%	34.34%
     First Commerce’s board of directors approves, in advance, all related party transactions.

OTHER MATTERS
Reports, Opinions, Appraisals and Negotiations
     We have not received any report, opinion or appraisal from an outside party that is related to the reclassification transaction.
Independent Registered Public Accounting Firm
     Representatives of Maggart & Associates, P.C., are expected to be present at the Special Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Forward Looking Statements
     Statements contained herein that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this proxy statement. The forward-looking statements are made as of the date of this proxy statement and we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.
     We caution you not to place undo reliance on any forward-looking statements made by, or on behalf us in this proxy statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC. See “- Where You Can Find More Information” below.
Where You Can Find More Information
     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. In addition, such reports, proxy statements and other information are available without charge, other than internet access charges, from the Edgar filings obtained through the SEC’s Internet Website (http://www.sec.gov).
Information Incorporated by Reference
     In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. The following documents are incorporated by reference herein:
•	our Annual Report on Form 10-KSB for fiscal year ended December 31, 2006, including audited financial information;

•	our Quarterly Report on Form 10-QSB for the quarters ended March 31, 2007; and

•	our Current Report on Form 8-K, filed with the SEC on January 23, 2007.
     Nothing in this proxy statement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.01 or Item 7.01 of Form 8-K.
     You may have been sent some of the reports and other information incorporated by reference in this document by us, but you can also obtain any of them through the SEC at the locations described above, or through us at the address below. We will provide to you, without charge, by first class mail or other equally prompt means within one business day of any written or oral request by you, a copy of any report or other information incorporated by reference in this document by us. You should direct your request to the following address: First Commerce Bancorp, Inc., 500 North Ellington Parkway, Lewisburg, Tennessee 37091 Attention: D. Glenn Hardison, Secretary/CFO.

APPENDIX A
ARTICLES OF AMENDMENT TO THE CHARTER OF
FIRST COMMERCE BANCORP, INC.
     Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:
     FIRST. The name of the corporation (the “Corporation”) is First Commerce Bancorp, Inc.
     SECOND. The charter of the Corporation is hereby amended by deleting Section 4 in its entirety and inserting in lieu thereof:
     (a) The authorized amount and the classes of shares of capital stock of the corporation shall be (i) Eighteen Million (18,000,000) shares of Common Stock, par value of $1.00 per share; (ii) One Million (1,000,000) shares of Class A stock, par value of $1.00 per share; (iii) One Million (1,000,000) shares of Class B stock, par value of $1.00 per share; and (iv) Twenty Million (20,000,000) shares of preferred stock, no par value per share. Except as otherwise limited by law, the Board of Directors shall be empowered to issue preferred stock in one or more issues and series, and with such rights and preferences, and upon such terms, including convertibility, as the Board shall determine. There shall be no preemptive rights for holders of capital stock. There shall be no cumulative voting rights.
     (b) Provisions Applicable to the Common Stock. The Common Stock shall have unlimited voting rights.
     (c) Provisions Applicable Only to Class A stock.
     (1) Voting Rights.
     (i) Each outstanding share of Class A stock shall not have any voting rights, unless otherwise required by law, except that pursuant to Section 48-11-201(30) of the Tennessee Business Corporation Act, holders of shares of Class A stock and Common Stock shall be considered as a single voting group and are entitled to vote and be counted together collectively and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of the corporation on the following matters:
     A. Voting on a merger or share exchange, to the extent shareholder approval is required, as described in Section 48-21-104 of the Tennessee Business Corporation Act;
     B. Voting on the sale of assets other than in the regular course of business, to the extent shareholder approval is required, as described in Section 48-22-102 of the Tennessee Business Corporation Act; and
     C. Voting on the voluntary dissolution of the Corporation, to the extent shareholder approval is required, as described in Section 48-24-102 of the Tennessee Business Corporation Act.

     (2) Dividends. Dividends shall be paid on the Class A stock before paid on the Common Stock, but there shall be no requirement to pay dividends, and there shall be no cumulative dividends. If dividends are paid on the Common Stock, the dividends payable on the Class A stock shall be equal to 3% more than is paid on the Common Stock.
     (3) Conversion/Redemption. The Class A stock shall have no conversion rights or redemption rights.
     (d) Provisions Applicable Only to Class B stock.
     (1) Voting Rights. Each outstanding share of Class B stock shall have only those voting rights required by law. On those matters on which the holders of the Class B stock are entitled to vote, the holders have the right to one vote for each such share (together with the holders of Common Stock and not as a separate class), and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of the corporation.
     (2) Dividends. Dividends shall be paid on the Class B stock before paid on the Class A stock and the Common Stock, but there shall be no requirement to pay dividends, and there shall be no cumulative dividends. If dividends are paid on the Common Stock, the dividends payable on the Class B stock shall be equal to 5% more than is paid on the Common Stock.
     (3) Conversion/Redemption. The Class B stock shall have no conversion rights or redemption rights.
     (e) Rights Upon Liquidation or Sale of Control Transaction. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the corporation’s assets will be applied first to the payment, satisfaction and discharge of the corporation’s debts and obligations, including the necessary expenses of dissolution or liquidation, and then, after satisfying the terms of any preferred stock entitled to a liquidation preference upon such liquidation, if any, applied pro rata to the holders of the corporation’s common stock and holders of Class A and Class B stock. Shares of common stock, Class A stock and Class B stock shall be entitled to receive the same consideration per share in any merger, share exchange, sale of substantially all of the assets of the corporation or similar sale of control transactions.
     (f) Reclassification of Common Stock.
     (1) Upon the filing of these Articles of Amendment, each share of Common Stock outstanding immediately prior to such filing owned by a shareholder of record who owns between 204 and 1,020 shares of such Common Stock shall, by virtue of the filing of these Articles of Amendment and without any action on the part of the holders thereof, hereafter be reclassified as Class A stock, on the basis of one share of Class A stock per each share of Common Stock so reclassified, which shares of Class A stock shall thereupon be duly issued and outstanding, fully paid and nonassessable.
     (2) Upon the filing of these Articles of Amendment, each share of Common Stock outstanding immediately prior to such filing owned by a shareholder of record who owns fewer than 204 shares of such Common Stock shall, by virtue of the filing of these Articles of Amendment and without any action on the part of the holders thereof, hereafter be reclassified as Class B stock, on the basis of one share of Class B stock per each share of Common Stock so reclassified, which shares of Class B stock shall thereupon be duly issued and outstanding, fully paid and nonassessable.
     (3) Each share of Common Stock outstanding immediately prior to the filing of these Articles of Amendment owned by a shareholder of record who owns 1,021 or more shares of such Common Stock shall not be reclassified and shall continue in existence as a share of Common Stock.
     THIRD. These Articles of Amendment are to be effective when filed with the Secretary of State.
     FOURTH. These Articles of Amendment were adopted by the Board of Directors of the Corporation on ___, 2007 and by the shareholders of the Corporation on ___, 2007.

FIRST COMMERCE BANCORP, INC.

By:

Name:

Title:

APPENDIX B
TENNESSEE DISSENTERS’ RIGHTS STATUES
CHAPTER 23
DISSENTERS’ RIGHTS
Part 1 – Right to Dissent and Obtain Payment for Shares
48-23-101. Chapter definitions.
48-23-102. Right to dissent.
48-23-103. Dissent by nominees and beneficial owners.
Part 2 – Procedure for Exercise of Dissenters’ Rights
48-23-201. Notice of dissenters’ rights.
48-23-202. Notice of intent to demand payment.
48-23-203. Dissenters’ notice.
48-23-204. Duty to demand payment.
48-23-205. Share restrictions.
48-23-206. Payment.
48-23-207. Failure to take action.
48-23-208. After-acquired shares.
48-23-209. Procedure if shareholder dissatisfied with payment or offer.
Part 3 – Judicial Appraisal of Shares
48-23-301. Court action.
48-23-302. Court costs and counsel fees.

PART 1 – RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES
48-23-101. Chapter definitions. – As used in this chapter, unless the context otherwise requires:
     (1) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;
     (2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;
     (3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;
     (4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;
     (5) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;
     (6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and
     (7) “Shareholder” means the record shareholder or the beneficial shareholder.
48-23-102. Right to Dissent. – (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:
     (1) Consummation of a plan of merger to which the corporation is a party:
     (A) If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or
     (B) If the corporation is a subsidiary that is merged with its parent under § 48-21-105;
     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
     (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;
     (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:
     (A) Alters or abolishes a preferential right of the shares;
     (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
     (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
     (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
     (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104; or
     (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
     (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.
48-23-103. Dissent by nominees and beneficial owners. – (a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.
     (b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:
     (1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and
     (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.
PART 2 – PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS
48-23-201. Notice of dissenters’ rights. – (a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.
     (b) If corporate action creating dissenters’ rights under § 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 48-23-203.
     (c) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.
48-23-202. Notice of intent to demand payment. – (a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must:
     (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and
     (2) Not vote the shareholder’s shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by § 48-23-201.
     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.
48-23-203. Dissenters’ notice. – (a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of § 48-23-202.
     (b) The dissenters’ notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:
     (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
     (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person asserting dissenters’ rights acquired beneficial ownership of the shares before that date;
     (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and
     (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.
48-23-204. Duty to demand payment. – (a) A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(3), and deposit the shareholder’s certificates in accordance with the terms of the notice.
     (b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.
     (c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.
     (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.
48-23-205. Share restrictions. – (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.
     (b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.
48-23-206. Payment. – (a) Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.
     (b) The payment must be accompanied by:
     (1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
     (2) A statement of the corporation’s estimate of the fair value of the shares;
     (3) An explanation of how the interest was calculated;
     (4) A statement of the dissenter’s right to demand payment under § 48-23-209; and
     (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.
48-23-207. Failure to take action. – (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure.
48-23-208. After-acquired shares. – (a) A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.
     (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 48-23-209.
48-23-209. Procedure if shareholder dissatisfied with payment or offer. – (a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:
     (1) The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;
     (2) The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or
     (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.
     (b) A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.
PART 3 – JUDICIAL APPRAISAL OF SHARES
48-23-301. Court action. – (a) If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
     (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
     (e) Each dissenter made a party to the proceeding is entitled to judgment:
     (1) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or
     (2) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.

48-23-302. Court costs and counsel fees. – (a) The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.
     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:
     (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or
     (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

Form of Proxy Card
FIRST COMMERCE BANCORP, INC.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
     This proxy is solicited upon behalf of the Board of Directors for the Special Meeting to be held on July ___, 2007.
     The undersigned hereby appoints W.B. Marsh and D. Glenn Hardison, or either of them, with full power of substitution, as proxies, and hereby authorizes them to vote, as designated, all shares of common stock of First Commerce Bancorp, Inc., held by the undersigned on ___, 2007 at the Special Meeting of Shareholders to be held ___, July ___, 2007, at [___] (CDT), at the main office of First Commerce Bank located at 500 North Ellington Parkway, Lewisburg, Tennessee 37091, and any adjournment(s) thereof.
1.	CHARTER AMENDMENT AND RECLASSIFICATION

To amend our charter to provide for the authorization of two new classes of capital stock, Class A stock and Class B stock, and to reclassify certain of our shares of existing common stock into the Class A stock and Class B stock for the purpose of discontinuing the registration of our common stock under the Securities Exchange Act of 1934, as amended.

In their discretion, the proxies are authorized to vote upon such business as may properly come before this meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Signature	Date

Signature (if held jointly)	Date

Please sign exactly as your name appears on your share certificates. Each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name as authorized. If a partnership, please sign in partnership name by an authorized person.
BE SURE TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ADDRESSED POSTAGE PAID ENVELOPE PROVIDED

Number of shares owned on the
Company’s records as of June ___, 2007